Exhibit 2.1

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into this 2nd day of March, 2021, and effective as of the 1st day of March, 2021, by and among (i) MTA Acquisition Company, LLC, a Delaware limited liability company (“Buyer”); (ii) Kevin Curtis, an individual, and Stacy Curtis, an individual (collectively, the “Interest Sellers” and each, an “Interest Seller”); (iii) Machining Technology L.L.C., a Colorado limited liability company (the “Asset Seller,” and together with the Interest Sellers, the “Sellers” and each a “Seller”); and Kevin Curtis, in his capacity as the representative of the Sellers hereunder (“Sellers’ Representative”).

RECITALS

A.         The Interest Sellers collectively own all of the membership interests (the “Membership Interests”) of Global-Tek-Manufacturing LLC, a Puerto Rico limited liability company (the “Company”).

B.         Buyer wishes to purchase from the Interest Sellers, and the Interest Sellers wish to sell to Buyer, the Membership Interests, upon and subject to the terms and conditions set forth in this Agreement (such transaction, the “Membership Interest Purchase”).

C.         Asset Seller wishes to sell, and Buyer wishes to purchase, substantially all the assets owned by the Asset Seller used in the operation of the Business, upon and subject to the terms and conditions set forth in this Agreement (such transaction, the “Asset Purchase”).

D.         The Interest Sellers are the owners of all of the equity of the Asset Seller and will substantially and directly benefit from the Asset Purchase.

Now, therefore, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

Definitions

1.1    Definitions. Certain terms used in this Agreement shall have the meanings ascribed to them in Article 10, or elsewhere herein as indicated in Article 10.

1.2    Accounting Terms. Accounting terms used in this Agreement and not otherwise defined herein shall have the meanings attributed to them under GAAP, except as may otherwise be specified herein.

ARTICLE 2
Purchase and Sale of Membership Interests and Assets

2.1    Purchase and Sale of Membership Interests. Subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in and to all of the Membership Interests, as specifically identified on Schedule 4.2.

2.2    Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Asset Seller hereby sells, assigns, transfers and delivers to Buyer, free and clear of all Liens, and Buyer hereby purchases from Asset Seller, all of Asset Seller’s right, title and interest in and to all assets of the Asset Seller used in or useful to the Business (collectively, the “Purchased Assets”), in each case free and clear of all Liens of any kind whatsoever except Permitted Liens, including, without limitation:

(a)    Accounts Receivable. All accounts receivable and all notes, bonds and other evidences of Indebtedness in favor of Asset Seller and rights to receive payments arising out of products sold and services rendered, including any rights of Asset Seller with respect to any third-party collection procedures or any other proceedings that have been commenced in connection therewith, together with the proceeds in respect of any of the foregoing, but excluding any accounts receivable owed to the Asset Seller by the Interest Sellers or the Company or any other Affiliate of the foregoing (the “Accounts Receivable”);

(b)    Fixed Assets.All machinery, equipment, furniture, furnishings, fixtures, tools, vessels, vehicles, computers and other tangible personal property used in the conduct of the Business by the Asset Seller;

(c)    Goodwill. Any and all goodwill of Asset Seller;

(d)    Intellectual Property. All Intellectual Property owned by the Asset Seller and used or held for use by the Asset Seller in the operation of the Business, including, the name “Machining Technology” and any variations or derivations thereof, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive and other legal or equitable relief for infringement, misappropriation, or improper, unlawful or unfair use or disclosure of such Intellectual Property;

(e)    Assumed Contracts. To the extent transferable, all Contracts of the Asset Seller relating to the operation and conduct of the Business and that are set forth on Schedule 2.2(e) (collectively the “Assumed Contracts”);

(f)    Inventory. Any and all inventory, including raw materials, samples, work-in-progress inventory, prepaid inventory, accessories, supplies, spare parts, finished goods and bill of material expense items (including shipping containers, labels and packaging materials), whether in the possession of the Asset Seller, on consignment or otherwise in the possession of a third party, or in transit to the Asset Seller;

(g)    Listings. All of Asset Seller’s interests in and to telephone and fax numbers, all listings in all telephone books and directories, stationery, forms, catalogs, brochures, art work, photographs, digital marketing materials and advertising and promotional materials, whether in written or electronic form, of Asset Seller;

(h)    Permits and Certifications. To the extent transferable, (i) all Permits issued, directly or indirectly, to Asset Seller, and (ii) all certificates, registrations, accreditations, qualifications and approvals of any independent body or accreditation body issued, directly or indirectly, to Asset Seller;

(i)    Books and Records. To the extent not Excluded Assets, all of the historical and current books and records of Asset Seller related to the Purchased Assets or the Business, including business records, files, research material, tangible data, documents, payroll and personnel records with respect to employees and other service providers (to the extent permitted by applicable Law), invoices, customer lists, vendor lists and service provider lists, whether in written or electronic form;

(j)    Warranties. To the extent transferable, all rights, causes of actions, rights of recovery, rights of offset, rights of recoupment, claims and credits related to any Purchased Asset or any Assumed Liability, including all guarantees, warranties, indemnities and similar rights in favor of Asset Seller in respect of any Purchased Asset or any Assumed Liability

(k)    Computer Systems. All computers, servers, software, hardware systems, databases, and other computer and telecommunication assets and equipment owned by Asset Seller; and

(l)    Other Assets. All other assets of Asset Seller used in its operation of the Business (unless included in the Excluded Assets).

2.3    Excluded Assets. The following assets of Asset Seller (collectively, the “Excluded Assets”) are excluded from the Purchased Assets and shall remain Asset Seller’s property after the Closing: (a) all cash; (b) minute book, equity records, Tax Returns and other similar books and records; (c) all rights and interests under, and all assets of, any Business Plan owned by the Asset Seller and any commercial insurance policies held by Asset Seller; (d) all personnel records and other records that Asset Seller is required by applicable Law to retain in its possession; (e) all Contracts not specifically listed on Schedule 2.2(e), including the Contracts listed on Schedule 2.3(e) (collectively, the “Excluded Contracts”); (f) the assets set forth on Schedule 2.3(f); (g) any of the rights of Asset Seller under this Agreement (or under any other agreement between Asset Seller, on the one hand, and Buyer, on the other hand, entered into on or after the date of this Agreement); (h) all claims, causes of action, lawsuits or demands that Asset Seller has or may have against any Person, whether arising by way of counterclaim or otherwise, and any judgments or recoveries in favor or for the benefit of Asset Seller related to Excluded Assets or Retained Liabilities; (i) all non-assignable Permits; (j) all attorney-privileged communications with, and attorney work product for Asset Seller with respect to Excluded Assets or Retained Liabilities; and (k) all refunds, overpayments, or credits of Taxes either (i) of the Asset Seller or (ii) relating to the Asset Seller’s operation of the Business prior to the Closing or relating to, or imposed upon, the Purchased Assets, or their ownership, prior to the Closing. For sake of clarity, cash on hand in the Company as of the Closing shall be distributed to the Interest Sellers immediately prior to Closing.

2.4    Assumption of Certain Liabilities; Excluded Liabilities.

2.4.1    Assumed Liabilities. Asset Seller hereby assigns and transfers to Buyer, and Buyer hereby assumes and will perform, all of Asset Seller’s duties and obligations (collectively, the “Assumed Liabilities”) under: (a) the current liabilities of Asset Seller in the categories and to the extent of the amounts set forth on Schedule 2.4.1, which, in regard to accounts payable, shall only include accounts that arose from bona fide transactions in the ordinary course of business that are not delinquent (and in no event more than 90 days old as of the Closing); and (b) the Assumed Contracts but only to the extent (i) such performance or obligations thereunder (x) accrue or relate solely to the period from and after the Closing Date, and (y) are not related to nonperformance, noncompliance or other default by Asset Seller or any other party thereto as of, or prior to, the Closing Date, (ii) the corresponding benefits of such Contracts are validly assigned to, or otherwise received by, Buyer, including pursuant to Schedule 4.4, and (iii) such Contracts were entered into in the ordinary course of business.

2.4.2    Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not have any obligation for, or with respect to, any Liabilities of Asset Seller of any nature whatsoever (whether asserted or unasserted, absolute or contingent, liquidated or unliquidated, accrued or unaccrued, whether due or to become due, and whether incurred prior to, on or after the Closing Date), including those arising from or relating to: (i) Asset Seller’s operations on or prior to the Closing Date, including any Liability arising from the actual or alleged breach of any applicable Law (including any Liability arising under Environmental Law and relating to, or arising from, Asset Seller, the Business as operated by the Asset Seller, or the Purchased Assets, including relating to, or arising from, (x) the Leased Property or any other real property now or previously owned, operated or leased by Asset Seller, in each case for periods prior to the Closing Date, (y) the off-site transportation, disposal or arranging for the off-site disposal of any Hazardous Materials, or (z) the release of Hazardous Materials in, at, on, from or emanating from the Leased Property or any other real property presently or formerly owned, operated or leased by Asset Seller), (ii) any Indebtedness of Asset Seller that is not fully reflected or reserved for on the Final Adjustment Statement, (iii) any Business Plans owned by the Asset Seller, (iv) the breach of any Contract by Asset Seller occurring on or prior to the Closing Date, (v) any litigation or proceeding pending against Asset Seller, (vi) any product manufactured, distributed, shipped or sold, and any services provided (or the alleged failure to provide such services) by Asset Seller on or prior to the Closing Date (without regard to (x) the basis or theory of claim (negligence, strict tort, breach of express or implied warranty, fraud or failure to warn, test, inspect or instruct, infringement claims and any related claims, or otherwise), (y) the nature of the damages sought (property damage, economic loss, personal injury, wrongful death or other), or (z) whether the claim arose or is asserted before or after the Closing), (vii) any claims pending, or that may hereafter be made, against Asset Seller or any failure by Asset Seller to comply with all applicable Law regarding current or former employees or other service providers, (viii) any violation of fraudulent transfer or bulk sales laws by Asset Seller or Liabilities relating to or arising from any “defacto merger” or “successor in interest” theories of Liability, (ix) any Selling Expenses of the Asset Seller Parties, (x) the Taxes of the Asset Seller (including any liability for either failing to file any Tax Return or for unpaid Taxes of the Asset Seller, including based upon a Taxing Authority’s re-characterization of a reported transaction), any Taxes related to the operation of the Business prior to the Closing, any Taxes related to, or imposed upon, the Purchased Assets, or their ownership, prior to the Closing, any obligations of Asset Seller to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of Contract, assumption, transferee liability, operation of applicable Law, Section 1.1502-6 of the Treasury Regulations (or any predecessor or successor thereof, or any analogous or similar provision under applicable Law) or otherwise, and any and all Transfer Taxes, and (xi) any Excluded Asset, including any Excluded Contract (the Liabilities listed and described in this paragraph being collectively referred to as the “Retained Liabilities,” and each a “Retained Liability”).

2.5    Purchase Price. The aggregate consideration for the purchase of the Membership Interests and the Purchased Assets (the “Purchase Price”) shall be (i) the assumption of the Assumed Liabilities, and (ii) an amount equal to:

(a)    Six Million Five Hundred Thousand Dollars ($6,500,000);

(b)    minus the amount, if any, by which the Working Capital Target exceeds the Closing Working Capital, or plus the amount, if any, by which the Closing Working Capital exceeds the Working Capital Target;

(c)    minus the amount of the Closing Indebtedness;

(d)    minus the Selling Expenses; and

(e)    plus the Earn-Out Payments (as defined in Section 2.9), if any.

2.6    Withholding. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement any amounts as it may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign applicable Law. To the extent such amounts are so deducted or withheld, such deducted and withheld amounts shall be paid over to the appropriate Taxing Authority and shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

2.7    Payment of Estimated Purchase Price; Payment of Indebtedness.

2.7.1    Estimated Purchase Price. Prior to the Closing, Sellers have estimated in good faith (and based upon the Pay-Off Documents) the amount of the Closing Working Capital, Closing Indebtedness and Selling Expenses as of 11:59 p.m. Eastern Standard Time on the Closing Date, and delivered to Buyer a certificate setting forth such estimates (the “Closing Certificate”). As used herein, (a) “Estimated Closing Working Capital,” “Estimated Closing Indebtedness” and “Estimated Selling Expenses” mean the estimates of the Closing Working Capital, the Closing Indebtedness, and the Selling Expenses, respectively, set forth in the Closing Certificate, and (b) “Estimated Purchase Price” means an amount equal to the Purchase Price calculated as set forth in Section 2.5, (i) assuming that the Closing Working Capital is equal to the Estimated Closing Working Capital, that the Closing Indebtedness is equal to the Estimated Closing Indebtedness, and that the Selling Expenses are equal to the Estimated Selling Expenses, and (ii) excluding the Earn-Out Payments. The Closing Certificate has been prepared in accordance with GAAP. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall:

(a)    pay and deliver to Sellers’ Representative an amount (the “Closing Cash Payment”) equal to the Estimated Purchase Price by means of a wire transfer of immediately available funds to such account as directed by Sellers’ Representative prior to the Closing (the “Sellers’ Account”);

(b)    on behalf of the Company and the Asset Seller, pay or cause to be paid the Closing Indebtedness set forth on Schedule 2.7.1(b) (the “Repaid Closing Indebtedness”); and

(c)    on behalf of the Company and the Asset Seller, pay or cause to be paid the Selling Expenses.

2.7.2    Payoff Documents. Prior to Closing, the Sellers have delivered to Buyer (a) payoff letters relating to the Repaid Closing Indebtedness of the Company and the Asset Seller in a form satisfactory to Buyer (collectively, the “Pay-Off Documents”), which Pay-Off Documents shall (i) provide that, upon payment of a specified amount, all agreements, including pledges, mortgages and security interests evidencing such Repaid Closing Indebtedness shall terminate, without any continuing liability of the Company or the Asset Seller, as applicable, thereunder, (ii) include undertakings to provide appropriate evidence of such termination, cancellation or repayment (including UCC-3 termination statements and payoff letters in a form satisfactory to Buyer) and release and reconvey to the Company or the Asset Seller, as applicable, any intellectual property rights previously conveyed to the lenders of the Company or the Asset Seller, as applicable, to secure repayment of such Repaid Closing Indebtedness, and (iii) include undertakings to cause the redelivery of any membership interest certificates of the Company or the Asset Seller, as applicable, held pursuant to any terminated equity pledge agreements.

2.8    Post-Closing Adjustment.

2.8.1    Adjustment Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Sellers’ Representative an adjustment statement setting forth the amount of the Closing Working Capital, the Closing Indebtedness and the Selling Expenses, each as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Preliminary Adjustment Statement”), and Buyer’s written calculation of the Purchase Price (excluding the Earn-Out Payments), and the adjustment necessary to reconcile the Estimated Purchase Price to the Purchase Price (the “Preliminary Post-Closing Adjustment”). The Preliminary Adjustment Statement shall be prepared in accordance with GAAP. Furthermore, the value of the inventory set forth in the Preliminary Adjustment Statement and the Final Adjustment Statement (as hereinafter defined) shall be determined based upon a physical count performed by Buyer (or its representatives) and observed by Sellers’ Representative (or its representatives) promptly after the Closing. The Sellers and Sellers’ Representative shall cooperate fully with Buyer in the preparation of the Preliminary Adjustment Statement.

2.8.2    Adjustment Statement Review. Sellers’ Representative shall notify Buyer in writing no later than the thirtieth (30th) day after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment setting forth in such written notice Sellers’ Representative’s objections to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment with particularity and the specific changes or adjustments which Sellers’ Representative claims are required to be made thereto in order to conform the same to the terms of Section 2.8.1.

2.8.3    Adjustment Statement Dispute Resolution. If Sellers’ Representative timely notifies Buyer in accordance with Section 2.8.2 of an objection to the Preliminary Adjustment Statement or the Preliminary Post-Closing Adjustment, and if Buyer and Sellers’ Representative are unable to resolve such dispute through good faith negotiations within thirty (30) days after Sellers’ Representative’s delivery of such notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Cleveland, Ohio office of Cohen and Company (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment within twenty (20) days after such submission or such longer period as the Independent Accountants may reasonably require, and such determinations shall be final, binding and conclusive as to Buyer, Sellers, Sellers’ Representative and their respective Affiliates, absent manifest error. For purposes of complying with the terms set forth in this Section 2.8.3, each party shall cooperate with and make available to the other parties, their respective representatives, and the Independent Accountants, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Preliminary Adjustment Statement and the resolution of any disputes thereunder. With respect to each disputed item, the Independent Accountants shall adopt a position that is either equal to Buyer’s proposed position, equal to Sellers’ Representative’s proposed position, or between the positions proposed by Buyer and Sellers’ Representative. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or Sellers, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants.

2.8.4    Final Adjustment Statement and Post-Closing Adjustment. The Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment shall become the “Final Adjustment Statement” and the “Final Post-Closing Adjustment,” respectively, and as such each shall become final, binding and conclusive upon Buyer, Sellers, Sellers’ Representative and their respective Affiliates for all purposes of this Agreement (and upon which a judgment may be entered by a court of competent jurisdiction), upon the earliest to occur of the following:

(a)    the mutual acceptance by Buyer and Sellers’ Representative of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, with such changes or adjustments thereto, if any, as may be proposed by Sellers’ Representative and consented to in writing by Buyer;

(b)    the expiration of thirty (30) days after Sellers’ Representative’s receipt of the Preliminary Adjustment Statement and the Preliminary Post-Closing Adjustment, respectively, without timely written objection thereto by Sellers’ Representative in accordance with Section 2.8.2; or

(c)    the delivery to Buyer and Sellers’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.8.3, absent manifest error, in which case either party may within ten (10) days of receipt of such determination request a resolution of such manifest error.

2.8.5    Adjustment of Purchase Price. Upon determination of the Final Adjustment Statement pursuant to Section 2.8.4:

(a)    If the Purchase Price is less than the Estimated Purchase Price, Sellers’ Representative (on behalf of all Sellers) shall pay the Final Post-Closing Adjustment to Buyer within five (5) Business Days of the final determination of the Final Post-Closing Adjustment by means of a wire transfer of immediately available funds to the Sellers’ Account.

(b)    If the Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay the Final Post-Closing Adjustment to Sellers’ Representative (for the benefit of all Sellers) within five (5) Business Days of the final determination of the Final Post-Closing Adjustment by means of a wire transfer of immediately available funds to an account designated in writing by the Buyer.

(c)    Any payment by Buyer or Sellers under this Agreement, including pursuant to this Section 2.8.5 or Article 9, shall be treated as an adjustment to the Purchase Price, unless a contrary treatment is required by Law.

2.9    Earn-Out Payments.

2.9.1    Certain Definitions. As used in this Section 2.9:

(a)    “Earnings” means earnings from the Business less all expenses attributable to the Business, including cost of goods sold, administrative expenses, operating expenses, depreciation, interest and taxes.

(b)    “Earn-Out Payment” means each of the payments of cash or issuances of stock, as the case may be, described in Section 2.9.2 herein.

(c)    “EBITDA” means the aggregate Earnings before interest, tax, depreciation, and amortization during the applicable Performance Period of (i) the Buyer using the Purchased Assets, and (ii) the Company.

(d)    “EBITDA Target” means One Million Nine Hundred Thousand Dollars ($1,900,000).

(e)    “First Performance Period” means the period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date.

(f)    “Performance Period” means each of the First Performance Period and the Second Performance Period.

(g)    “Second Performance Period” means the period beginning the day following the one-year anniversary of the Closing Date and ending on the two-year anniversary of the Closing Date.

2.9.2    Determination of Earn-Out Payments.

(a)    If the EBITDA of the Business during the First Performance Period is equal to or greater than the EBITDA Target during the First Performance Period, Sellers shall be entitled to receive either (i) Seven Hundred Fifty Thousand Dollars ($750,000); or, upon the delivery of written notice by Sellers’ Representative to Buyer no less than fifteen (15) days from the date of delivery of any Earn-Out Report (as defined in Section 2.9.3), (ii) an issuance of 15,368.86 shares of the capital stock of Ultimate Parent to each Interest Seller.

(b)    If the EBITDA of the Business during the First Performance Period is equal to or greater than the EBITDA Target during the Second Performance Period, Sellers shall be entitled to receive either (i) Seven Hundred Fifty Thousand Dollars ($750,000); or, upon the delivery of written notice by Sellers’ Representative to Buyer no less than fifteen (15) days from the date of delivery of any Earn-Out Report (as defined in Section 2.9.3), (ii) an issuance of 15,368.86 shares of the capital stock of Ultimate Parent to each Interest Seller.

(c)    Notwithstanding anything herein to the contrary, if Sellers elect to receive any Earn-Out Payment in the form of an issuance of capital stock of Ultimate Parent as provided in this Section 2.9.2, Buyer shall have no obligation to make such issuance until such time as Sellers deliver any and all subscription or other documents that Ultimate Parent and/or Buyer deem necessary for such issuance.

2.9.3    Earn-Out Reports. As soon as practicable but in no event later than thirty (30) days following the end of each calendar quarter during the Performance Period, Buyer shall cause to be prepared and delivered to Sellers’ Representative a statement (each, an “Earn-Out Report”) setting forth such accountants’ calculation of the EBITDA realized during such calendar quarter of the Performance Period and, based upon such calculations, the amount of the Earn-Out Payment, if any, payable to Sellers with respect to such Performance Period. All information of Buyer or the Company contained in the Earn-Out Reports is Confidential Information and shall be treated as such by Sellers and Sellers’ Representative in accordance with Section 8.7.

2.9.4    Payment of Earn-Out Payments; Dispute Regarding Determination.

(a)    Within fifteen (15) days of the delivery of each Earn-Out Report for a full Performance Period (each, a “Dispute Period”) by Buyer to Sellers’ Representative in accordance with Section 2.9.3, Sellers’ Representative may, in writing, dispute the amount of the Earn-Out Payment set forth in such Earn-Out Report; provided, however, that Sellers’ Representative waives any right to dispute the amount of the applicable Earn-Out Payment set forth in such Earn-Out Report if he fails to notify Buyer of a dispute within the applicable Dispute Period. In the event that Sellers’ Representative fails to notify Buyer of any dispute within the applicable Dispute Period, then Buyer shall pay to Sellers the Earn-Out Payment, if any, set forth in such Earn-Out Report within ten (10) Business Days of the expiration of the Dispute Period by means of a wire transfer of immediately available funds to the Sellers’ Account. If Sellers’ Representative notifies Buyer in writing within such Dispute Period that he agrees with Buyer’s calculation of the Earn-Out Payment, then Buyer shall pay to Sellers such Earn-Out Payment, if any, within ten (10) Business Days of receipt of such notification from Sellers’ Representative.

(b)    In the event of any dispute between Buyer and Sellers’ Representative with respect to the determination of any Earn-Out Payment, each party shall negotiate in good faith in an effort to resolve the dispute without any formal proceeding. If Buyer and Sellers’ Representative are unable to resolve the dispute within the thirty (30)-day period following Sellers’ Representative’s delivery of a written dispute, Buyer and Sellers’ Representative shall submit the dispute to the Independent Accountants. As promptly as practicable thereafter, but not later than sixty (60) days after written submissions by Buyer and Sellers’ Representative to the Independent Accountants, which written submissions shall occur within five (5) days after Buyer and Sellers’ Representative fail to resolve a dispute involving the Earn-Out Payment, the Independent Accountants shall determine and report in writing to Buyer and Sellers’ Representative as to their resolution of the dispute and the effect of such determination on the Earn-Out Payment, which shall be final, binding and conclusive as to parties and their respective Affiliates and upon which a judgment may be entered in a court of competent jurisdiction (any such determination by the Independent Accountants is referred to as the “Final Earn-Out Payment”). For purposes of complying with the terms set forth in this Section 2.9.4, Buyer and Sellers’ Representative shall cooperate with, and make available to, each other, their respective representatives, and the Independent Accountants, all information, records, data and working papers as may be reasonably required in connection with the preparation and analysis of the applicable Earn-Out Payment and the resolution of any disputes related thereto. If the Independent Accountants determine that a Final Earn-Out Payment is owed by Buyer to Sellers, then Buyer shall pay such Final Earn-Out Payment to Sellers by means of a wire transfer of immediately available funds to the Sellers’ Account within ten (10) Business Days of the parties’ receipt of the Independent Accountants’ final determination. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Sellers, on the one hand, and Buyer, on the other hand) that assigned an amount that was furthest in amount from the amount of the Final Earn-Out Payment.

2.9.5    Post-Closing Operation of the Company and the Asset Seller. The parties intend the express provisions of this Agreement solely to govern their contractual relationship. Sellers acknowledge and agree that: (a) the potential payment of any Earn-Out Payment is speculative and subject to numerous factors outside the control of Buyer; (b) Buyer has no obligation to operate or to operate the Company or the Business in a manner designed generally or specifically to achieve or maximize any Earn-Out Payment and owes no fiduciary duty or express or implied duty to Sellers in this regard; and (c) following the Closing, Buyer shall have sole discretion with regard to all matters relating to its operation and the operation of the Company and the Business. Notwithstanding the foregoing, Buyer shall not intentionally and knowingly take, or intentionally and knowingly not take, any action or series of actions the direct and primary purpose of which (at the time the action is taken or not taken) is reducing any Earn-Out Payment that may become payable hereunder. Further, without constriction or waiver of Buyer’s rights regarding post-Closing operation of the Company and the Business as set forth herein, during the Performance Period, Buyer agrees to consult with Sellers in good faith regarding the incursion for allocation of overhead expenses, transfer of business or contracts from Company, relocation of principal place of business of Company from Puerto Rico, and hiring additional employees.

2.9.6    No Security. The parties hereto understand and agree that: (a) the contingent rights to receive any Earn-Out Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company; (b) Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of such rights; and (c) no interest is payable with respect to any Earn-Out Payment.

2.10    Allocation of the Purchase Price. The payment by Buyer of the Purchase Price (including any additional amount required to be paid by Buyer pursuant to Section 2.8.5) into the Sellers’ Account shall constitute payment by Buyer to each Seller and satisfaction of Buyer’s obligation to pay such amount hereunder. Any collective obligations of Sellers, including, without limitation, certain indemnification obligations and the payment of transaction fees and expenses shall be allocated among Sellers in accordance with Schedule 2.9. The Estimated Purchase Price, including any adjustment thereto, also shall be allocated to Sellers in accordance with Schedule 2.9. The portion of the Purchase Price allocated to each Seller (net of obligations and any reserves or holdbacks for indemnification obligations or otherwise established pursuant to this Agreement) shall be paid and distributed to such Seller by means of a wire transfer of immediately available funds to an account designated by such Seller to Sellers’ Representative prior to, on or after the Closing. Nothing in this Section 2.9 or in Schedule 2.9 is intended or shall be construed to confer on any Seller rights against Buyer related to the portion of the Purchase Price allocated to such Seller or the net proceeds received after delivery of same into the Sellers’ Account.

ARTICLE 3
Representations and Warranties Concerning Sellers and the Transaction

Each Seller, on a joint and several basis, represents and warrants to Buyer as follows:

3.1    Authority and Capacity. Such Seller possesses all requisite legal right, power, authority and capacity (corporate or otherwise) to execute, deliver and perform this Agreement, and each other agreement, instrument and document to be executed and delivered by such Seller in connection herewith (collectively, the “Seller Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by such Seller of this Agreement and the Seller Ancillary Agreements and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly and validly authorized (by corporate action or otherwise) on the part of such Seller. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of formation.

3.2    Ownership. Schedule 3.2 sets forth each Seller’s record ownership of the membership interests of the Company and of the Asset Seller, and no other Person holds any other equity interest or securities of the Company or the Asset Seller. Each Interest Seller is the beneficial and record owner and has good and marketable title to all of the Membership Interests and the Purchased Assets, free and clear of all Liens. No person has any arrangements or commitments obligating the Interest Sellers to sell or otherwise dispose of, or to purchase or redeem any of the Membership Interests. At the Closing, Buyer will acquire good and valid title to the Membership Interests and the Purchased Assets, free and clear of all Liens.

3.3    Execution and Delivery; Enforceability. This Agreement and each Seller Ancillary Agreement has been duly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by principles of equity. Such Seller is not a party to, subject to, or bound by any Order, or any Contract which would prevent the execution or delivery of this Agreement by such Seller, the sale of the Membership Interests to Buyer by the Company, or the sale of the Purchased Assets to Buyer by the Asset Seller.

3.4    Noncontravention. Such Seller is not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or any other Person in connection with the execution, delivery or performance of this Agreement or any Seller Ancillary Agreement, or the consummation of the transactions contemplated herein or therein. The execution, delivery and performance of this Agreement or any Seller Ancillary Agreement by such Seller will not result in a breach or violation of, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or give rise to a right of any Person to accelerate, amend, modify or terminate, or require payments under, or require the authorization, consent or approval from any Person or result in the creation of any Lien upon the Membership Interests or the Purchased Assets pursuant to any Contract to which such Seller is a party. The execution and delivery by such Seller of this Agreement and any Seller Ancillary Agreement and the consummation by such Seller of the transactions contemplated hereby and thereby will not conflict with or violate the Company’s or the Asset Seller’s respective Organizational Documents or any Laws or permits applicable to such Seller or by which any of such Seller’s properties or assets (including such Seller’s respective Membership Interests or the Purchased Assets) are bound or are subject.

3.5    Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of such Seller, threatened against such Seller, which would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent such Seller from complying with the terms and provisions of this Agreement or any Seller Ancillary Agreement.

ARTICLE 4
Representations and Warranties Concerning the Company and the Asset Seller

Each Seller, on a joint and several basis, represents and warrants to Buyer, as of the date of this Agreement, as follows:

4.1    Organization and Good Standing; Authority and Enforceability. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Puerto Rico. The Asset Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado. The Company has all requisite limited liability company power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated by the Company, and the Asset Seller has all requisite limited liability company power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated by the Asset Seller. Each of the Company and the Asset Seller is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or the ownership of its properties requires it to be so qualified or licensed. Schedule 4.1 sets forth a true and complete list of (a) all jurisdictions in which each of the Company and the Asset Seller is qualified or licensed to do business as a foreign entity, (b) all directors and officers of each of the Company and the Asset Seller, (c) all bank, payroll and securities brokerage accounts of each of the Company and the Asset Seller and all authorized signers for each such account, and (d) all powers of attorney granted by each of the Company and the Asset Seller to any third-party that are currently in effect. Each of the Company and the Asset Seller possesses all requisite legal right, power, authority and capacity to execute, deliver and perform each agreement, instrument and document to be executed and delivered by the Company or the Asset Seller, as applicable, in connection herewith (if any) (collectively, the “Business Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. All necessary limited liability company action on the part of each of the Company and the Asset Seller with respect to the consummation of the transactions contemplated hereby has been taken. Sellers have provided to Buyer a true, complete and correct copy of the Organizational Documents of each of the Company and the Asset Seller. The Organizational Documents of each of the Company and the Asset Seller are in full force and effect, and neither the Company nor the Asset Seller is in violation of any provision thereof.

4.2    Capitalization. The Membership Interests constitute all of the issued and outstanding membership interests of the Company and are owned by the Interest Sellers as set forth on Schedule 4.2, and the Interest Sellers are the owners of all of the issued and outstanding equity of the Asset Seller. All of the Membership Interests have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities and other Laws and any preemptive rights, rights of first refusal or any other contractual rights of any Person. Except as set forth on Schedule 4.2, (a) there are no voting trusts, proxies, stockholder or other agreements or understandings with respect to the voting or transfer of the capital stock or other voting securities of the Company, (b) there does not exist nor is there outstanding any right, security or other agreement granted to, issued to, or entered into with, any Person to cause the Company to issue or sell any Membership Interests or other equity interests in or other securities of the Company to any Person (including any warrant, equity option, profits interest, equity appreciation right, or phantom equity, call, put, preemptive right, convertible debt obligation, subscription for equity or securities convertible into or exchangeable for Membership Interests or other equity interests in or other securities of the Company, or any other similar right, security, instrument or agreement), (c) there are no bonds, debentures, notes or other indebtedness which have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company are entitled to vote and (d) there is no obligation, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any Membership Interests or other equity interests in the Company or rights convertible into, or exercisable or exchangeable for, any such interests, or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other Person.

4.3    Other Ventures. Neither the Company nor the Asset Seller owns of record or beneficially, any equity interest in any other Person, nor are either the Company or the Asset Seller a partner or member of any partnership, limited liability company, joint venture or similar arrangement or agreement.

4.4    Noncontravention. Except for the applicable notices required under the International Traffic in Arms Regulations (ITAR) (22 C.F.R. parts 120 through 130), neither the Company nor the Asset Seller is required to submit any notice, report or other filing with, or obtain any consent or other approval of any Governmental Authority or any other Person in connection with (a) the execution and delivery by Sellers or the Company of this Agreement, any Seller Ancillary Agreement or any Business Ancillary Agreement, (b) the consummation of the transactions contemplated hereby or thereby or (c) the continuing validity and effectiveness, immediately following the Closing, of any Material Contract, Lease or Permit of the Company or the Asset Seller. Except as set forth on Schedule 4.4, neither the execution and delivery by Sellers or the Company of this Agreement, any Seller Ancillary Agreement or any Business Ancillary Agreement, nor the consummation by Sellers or the Company of the transactions contemplated hereby or thereby, nor compliance by Sellers or the Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the Organizational Documents of the Company or the Asset Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to any right of termination, cancellation or acceleration with respect to, or give rise to any obligation of the Company or the Asset Seller to make any payments under, or result in the creation or imposition of a Lien upon any property or assets of the Company or the Asset Seller, as applicable, pursuant to, any Material Contract, Lease or Permit to which the Company or the Asset Seller is a party or by which the Company or the Asset Seller or their respective properties or assets may be subject, or (iii) violate any Order or Law applicable to the Company or the Asset Seller or any of their respective properties or assets.

4.5    Financial Statements.

4.5.1    Attached to Schedule 4.5.1(a) are true, correct and complete copies of (a) the audited financial statements of the Company for the fiscal years ended December 31, 2018 and 2019 (the “Audited Financials”), and the internally prepared financial statements of the Company for the fiscal year ended December 31, 2020; (b) the internally prepared financial statements of the Asset Seller for the fiscal years ended December 31, 2018, 2019, and 2020, and (c) the internally prepared balance sheets of the Company and the Asset Seller as of January 31, 2021 (collectively, the “Financial Statements”). The Audited Financials have been prepared in accordance with GAAP, consistently applied, and the internally prepared Financial Statements have been prepared in accordance with, as applicable, the Company’s or the Asset Seller’s past practices, without modification of the accounting principles used in the preparation thereof throughout the periods presented, and present fairly in all material respects the financial position of the Company or the Asset Seller, as applicable, as of the dates indicated and the results of operations for the periods then ended, including, without limitation, all revenue and expenses of the Company or the Asset Seller, as applicable. The Financial Statements are consistent in all material respects with the books and records of the Company or the Asset Seller, as applicable. The internally prepared balance sheets of the Company and the Asset Seller, as of January 31, 2021 and included in the Financial Statements are herein referred to as the “Acquisition Balance Sheets” (and each, an “Acquisition Balance Sheet”).

4.5.2    Neither the Company nor the Asset Seller has any liabilities (whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted), other than those (a) specifically reflected on the face of the Acquisition Balance Sheets, (b) incurred in the ordinary course of business consistent with past practice since the date of the Acquisition Balance Sheets, which have been recorded on the books and records of the Company or the Asset Seller, as applicable, in a manner consistent with the historical accounting practices of each, (c) liabilities arising under this Agreement, or (d) set forth on Schedule 4.5.2.

4.5.3    The books and records of the Company and the Asset Seller (a) reflect all items of income and expense and all assets and liabilities required to be reflected in the Financial Statements and (b) are complete and correct in all material respects.

4.6    Absence of Certain Changes or Events.

Since December 31, 2019, the business and operations of each of the Company and the Asset Seller have been conducted in the ordinary course of business, consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6, since December 31, 2019:

(a)    there has not occurred any fact, event, development or circumstance that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

(b)    with respect to the each of the Company and the Asset Seller, no Person has (i) made any change in any Tax reporting or accounting principles, including with respect to (A) depreciation or amortization policies or rates, or (B) the payment of accounts payable or the collection of accounts receivable, (ii) settled or compromised any Tax liability, (iii) made, changed or rescinded any Tax election or accounting method; (iv) surrendered any right, benefit or grant in respect of Taxes, (v) filed an amended Tax Return, (vi) entered into any closing agreement with respect to Taxes or settled any Tax claim or assessment, (vii) incurred any liability for Taxes outside the ordinary course of business, (viii) failed to pay any Tax that became due and payable (including any estimated Tax payments), (ix) prepared or filed any Tax Return in a manner inconsistent with past practice, (x) consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or (xi) taken any action, or failed to take any action, that results in a violation of the terms and conditions of the Grants (as defined in Section 4.7.20), or that could otherwise result in their revocation or suspension;

(c)    neither the Company nor the Asset Seller has incurred any Indebtedness other than Indebtedness set forth on Schedule 4.21, or assumed, guaranteed or endorsed the indebtedness of any other Person, or canceled any debt owed to the Company or the Asset Seller, as applicable or released any claim possessed by the Company or the Asset Seller, as applicable, other than in the ordinary course of business;

(d)    neither the Company nor the Asset Seller has suffered any theft, damage, destruction or loss (without regard to any insurance) of or to any tangible asset or assets having a value in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(e)    neither the Company nor the Asset Seller has (i) made, granted, or committed to make or grant: (A) any bonus or any wage, salary or compensation increase to any director, officer, employee, independent contractor or consultant, other than increases in the ordinary course of business, or (B) an increase of any benefit provided under any Business Plan (except in accordance with the terms of any Business Plan), (ii) adopted, amended or terminated any employee benefit plan, program or arrangement, or (iii) entered into, amended or terminated any employment agreement, deferred compensation arrangement, collective bargaining agreement or other similar arrangement with any of its managers, directors, officers, employees, independent contractors, consultants or stockholders;

(f)    neither the Company nor the Asset Seller has sold, assigned or transferred, or committed to sell, assign or transfer, any tangible or intangible assets for an amount in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, other than sales of inventory or pursuant to contracts with customers in the ordinary course of business;

(g)    neither the Company nor the Asset Seller has purchased or leased, or committed to purchase or lease, any asset or group of related assets for an amount in excess of Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate, except for purchases of inventory and supplies in the ordinary course of business;

(h)    neither the Company nor the Asset Seller has made any capital expenditures or commitment for capital expenditures in an amount more than Twenty Five Thousand Dollars ($25,000) individually or Fifty Thousand Dollars ($50,000) in the aggregate;

(i)    neither the Company nor the Asset Seller has engaged in any transactions with, or entered into any Contract with, any Affiliate (including with the Company or the Asset Seller, as applicable);

(j)    neither the Company nor the Asset Seller has (i) mortgaged, pledged or subjected to any Lien, other than Permitted Liens, any of its properties or assets or (ii) discharged or satisfied any Lien, except in the ordinary course of business;

(k)    neither the Company nor the Asset Seller has entered into any Material Contract or amended, modified or terminated any existing Material Contract (other than a termination of a Material Contract as a result of the expiration of the term of such Material Contract);

(l)    the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Affiliate (including to the Company or the Asset Seller, as applicable) or any employee, director or officer of the Company or the Asset Seller, as applicable, except with respect to payments and reimbursement of fees and expenses of, and compensation for, employees, directors and officers of the Company or the Asset Seller, as applicable in the ordinary course of business;

(m)    neither the Company nor the Asset Seller has granted any license or sublicense of any rights under or with respect to any of the Business Owned Intellectual Property or Business Licensed Intellectual Property, except under an Outbound License or an Inbound License, or disposed of or abandoned any rights in, to or for the use of any of the Business Owned Intellectual Property or Business Licensed Intellectual Property;

(n)    neither the Company nor the Asset Seller has instituted or settled any action, claim, suit or proceeding;

(o)    neither the Company nor the Asset Seller has made any amendment to its respective Organizational Documents;

(p)    neither the Company nor the Asset Seller has declared or paid any dividends or distributions or repurchased or redeemed any of its respective membership interests or other outstanding equity securities;

(q)    neither the Company nor the Asset Seller has issued, granted or sold any shares of any class or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any shares of any class or other equity interests of the Company or the Asset Seller, as applicable, or split, combined or subdivided equity interests of the Company or the Asset Seller, as applicable;

(r)    neither the Company nor the Asset Seller has merged or consolidated with any corporation or other entity, or otherwise acquired any capital stock or business of, any Person, or consummated any business combination transaction, in each case, whether a single transaction or series of related transactions; and

(s)    neither the Company nor the Asset Seller has agreed to take any of the actions described in subsections (a) through (r) above.

4.7    Taxes. Except as set forth on Schedule 4.7:

4.7.1    All Taxes due and payable by the Company or the Asset Seller, as applicable, or claimed or asserted by any Taxing Authority to be due and payable by the Company or the Asset Seller, as applicable (in each case, whether or not shown, or required to be shown, on any Tax Return), have been timely paid, other than Taxes which are not yet due or owing or that are being contested in good faith by appropriate proceedings, and for which, in each case, adequate reserves have been established in accordance with GAAP on the Acquisition Balance Sheets. All Tax Returns required to be filed by or on behalf of the Company or the Asset Seller, as applicable, in all jurisdictions in which such Tax Returns are required to be filed under applicable Law (after giving effect to any duly obtained extensions of time in which to make such filings) have been duly and timely filed and are true and complete in all respects.

4.7.2    There are no Tax claims, audits or proceedings pending or, To Sellers’ Knowledge, threatened, in connection with the Company or the Asset Seller. Neither the Company nor any Seller has received from any Taxing Authority (including in jurisdictions where neither the Company nor the Asset Seller has filed Tax Returns), any (a) written notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company or the Asset Seller, as applicable. No claim has been made by any Taxing Authority in a jurisdiction where the Company or the Asset Seller, as applicable, does not file Tax Returns that the Company or the Asset Seller, as applicable, is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

4.7.3    There are not currently in force any waivers or agreements binding upon the Company or the Asset Seller, as applicable, for the extension of time or statute of limitations within which to file any Tax Return or for the assessment, payment or collection of any Tax. Neither the Company nor the Asset Seller is a party to, or bound by, any Tax allocation or Tax sharing agreement (whether or not written) with any other Person and does not have any contractual obligation to indemnify any other Person with respect to Taxes. Neither the Company nor the Asset Seller has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) as a transferee or successor, by Contract or otherwise.

4.7.4    Each of the Company nor the Asset Seller has properly and timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Person and has complied with the rules and regulations relating to the withholding and remittance of Taxes. All sales and use Taxes required to be collected and paid over by the Company and the Asset Seller have been properly collected and paid over to the relevant Taxing Authority.

4.7.5    The Company has not: (a) elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”)) pursuant to CARES Act Section 2302; or (b) deferred any payment of Taxes (including withholding Taxes) pursuant to IRS Notice 2020-65 or any related or similar order or declaration from any Governmental Authority (including the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States). The Company has, to the extent applicable, properly complied with all requirements of applicable Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act and CARES Act Section 2301.

4.7.6    The unpaid Taxes of the Company or the Asset Seller, as applicable, (a) did not, as of the date of the Acquisition Balance Sheets, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Acquisition Balance Sheets (rather than in any notes thereto); and (b) are not expected by the Company or the Asset Seller, as applicable, to exceed the aforementioned reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company or the Asset Seller, as applicable, in filing its Tax Returns. Since the date of the Acquisition Balance Sheets, neither the Company nor the Asset Seller has incurred any liability for Taxes arising from extraordinary gains or losses (as that term is used in GAAP), outside the ordinary course of business consistent with past practice.

4.7.7    The Company has not executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on its behalf with, any Taxing Authority relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

4.7.8    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.7.9    The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code or any comparable or similar provision of state, local, or foreign Law.

4.7.10    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any:

(a)    change in accounting method for a Pre-Closing Tax Period;

(b)    “closing agreement” as described in Code Section 7121 or any predecessor provision thereof or any similar provision of any state, local, or foreign Law;

(c)    intercompany transaction or excess loss account described in the Treasury regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law);

(d)    installment sale or open transaction disposition made on or prior to the Closing Date;

(e)    prepaid amount received on or prior to the Closing Date;

(f)    election under Code Section 965(h); or

(g)    deferral, advance refund, or other relief taken by the Company on or prior to the Closing Date pursuant to any provision of the CARES Act or any other pandemic-related Law with respect to Taxes.

4.7.11    The liabilities associated with any and all prior acquisition transactions were correctly accounted for Tax purposes by the Company.

4.7.12    The Company has not distributed stock of another Person, or had its equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

4.7.13    The Company is not and has not been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the Treasury regulations or any corresponding or similar provision of state, local, or foreign Law.

4.7.14    There are no Liens for unpaid Taxes on either the Purchased Assets or the Company’s assets, except Permitted Liens.

4.7.15    The Company has made available to Buyer true, correct and complete copies of all Tax Returns and all examination reports and statements of deficiencies filed by, assessed against, or agreed to by the Company since December 31, 2016. The Asset Seller has made available to Buyer true, correct, and complete copies of all examination reports and statements of deficiencies filed by, assessed against, or agreed to by the Asset Seller since December 31, 2016.

4.7.16    All related party transactions involving or with respect to the Company or the Asset Seller have been on an arms’ length basis in accordance with Section 482 of the Code, or any state, local, or foreign Law equivalent.

4.7.17    The Company is not required, and has not been required, to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of Law by reason of any change in any accounting methods, nor will be required to make such an adjustment as a result of the transactions contemplated by this Agreement or to include any item in taxable income post-Closing (or exclude any item of deduction or loss post-Closing) as a result of such section, any similar provision, or any change in accounting methods for Tax purposes, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Governmental Authority has proposed any such adjustment or change in accounting method.

4.7.18    Neither the Company nor the Asset Seller has had and does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

4.7.19    Since its formation, the Company has been treated as a corporation for U.S. federal income Tax purposes.

4.7.20    The Company has been issued two grants of tax exemption, one under Act 20-2012 and other under Act 73-2008 in cases 15-20-S-204 and 15-73-I-039, respectively (“Act 20 Grant” and “Act 73 Grant,” collectively referred to as the “Grants”), to cover, under Act 20 Grant, the performance of eligible service activities for markets outside of Puerto Rico of consulting services related to the manufacturing process; and Professional services such as accounting ad bookkeeping services and, under Act 73 Grant, dies casting, CNC machining and anodizing. The Grants are in full force and effect, and the Company is in compliance with all the terms and conditions thereunder, and with the applicable statutory and regulatory provisions of the Acts under which they were issued.

4.8    Employees.

4.8.1    Except as set forth on Schedule 4.8.1, there are no, and in the past three (3) years there have been no, pending or, To Sellers’ Knowledge, threatened claims by any employee or former employee of the Company or the Asset Seller, as applicable, with respect to his or her employment, termination of employment, compensation or benefits (other than routine claims for benefits under the Business Plans in the ordinary course). Neither the Company nor the Asset Seller has been and is not a party to, or bound by, any collective bargaining agreement with any labor organization, nor is there currently or has there been in the past three (3) years, any pending or, To Sellers’ Knowledge, threatened, union organizational activities or proceedings with respect to employees of the Company or the Asset Seller. Schedule 4.8.1 sets forth a complete list of all employees of the Company or the Asset Seller, including their dates of hire, accrued vacation, and compensation. No labor strike, slowdown or stoppage is pending or, To Sellers’ Knowledge, threatened against the Company or the Asset Seller. Each of the Company nor the Asset Seller has been at all times in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the WARN Act or similar foreign Law, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, engagement of independent contractors (including the classification of individuals as employees or independent contractors) and the withholding and payment of income and employment taxes any similar Tax. There has been no “mass layoff” or “plant closing” as defined by the WARN Act or any similar layoff or closing as defined by any foreign Law with respect to the Company or the Asset Seller. To Sellers’ Knowledge, no executive or key employee of the Company or of the Asset Seller has any present intention to terminate his or her employment with the Company or the Asset Seller, as applicable.

4.8.2    Each of the Company and the Asset Seller have completed and maintain in its respective files Forms I-9 with respect to each of its respective employees. In the past five (5) years, neither the Company nor the Asset Seller has received any written notice from any Governmental Authority that any of its employees has a name or Social Security Number that does not match the name or Social Security Number maintained by such Governmental Authority. All employees of the Company or the Asset Seller working in the United States are legally authorized to work in the United States.

4.9    Employee Benefit Plans and Other Compensation Arrangements. Set forth on Schedule 4.9(a) is a true and complete list of all Business Plans. True and complete copies of the following documents with respect to each Business Plan have been made available to Buyer, as applicable: (a) plans and related trust documents, insurance contracts or other funding arrangements and all amendments thereto, (b) the Forms 5500 and all schedules thereto for the most recent three (3) years, (c) the most recent valuation report, including any FAS 106 report; (d) the most recent IRS determination or opinion letter, (e) the most recent summary plan description and subsequent summaries of material modifications, (f) the most recent financial statements, and (g) written summaries of all material terms of unwritten Business Plans. Except as set forth on Schedule 4.9(b):

(a)    the Company nor the Asset Seller nor any ERISA Affiliate has sponsored, maintained, been liable under, terminated, participated in, been required to contribute to, or incurred withdrawal liability with respect of, a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) or a plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA, and the Company nor the Asset Seller nor any ERISA Affiliate has any accumulated funding deficiency (within the meaning of Section 302(a)(2) of ERISA and Section 412(a) the Code), whether or not waived, with respect to any such plan;

(b)    the Business Plans and any related trusts currently satisfy, and for all prior periods have satisfied, in all material respects, in form and operation, all requirements for any Tax-favored treatment intended for such plan or trust or applicable to plans or trusts of its type, and no event, transaction or condition has occurred or exists that is reasonably likely to result in the loss or limitation of such Tax-favored treatment;

(c)    all of the Business Plans have been operated in compliance in all material respects with their respective terms and all applicable Laws;

(d)    neither the Company nor the Asset Seller has any liability of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) with respect to any Plan other than for contributions, payments or benefits due in the ordinary course under the terms of such Plan, none of which are overdue;

(e)    neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will now or at any time in the future (i) result in any payment becoming due to any director, officer, employee, former employee, independent contractor or consultant of the Company or the Asset Seller from the Company or the Asset Seller under any Business Plan or otherwise, (ii) increase any benefits otherwise payable under any Business Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits;

(f)    none of the Business Plans provide life, medical, dental, vision or other welfare coverage to Persons who are not current employees of the Company or the Asset Seller or their dependents or for periods extending beyond the last day of the month of termination of employment, except as required by Part 6 of Title I of ERISA, Section 4980B of the Code, or any similar state or local Law;

(g)    each of the Company nor the Asset Seller has retained the right to unilaterally amend or terminate each Business Plan to the fullest extent permitted by Law; and

(h)    each Business Plan which is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or which would be but for an exemption) has been maintained and administered in all material respects with Section 409A of the Code, and no options or rights to purchase equity of the Company or the Asset Seller provide for (or provided for) a deferral of compensation (as contemplated under Section 1.409A-1(b)(i) of the Treasury Regulations).

4.10    Environmental Matters. Except as set forth on Schedule 4.10:

4.10.1    Each of the Company and the Asset Seller has at all times been in compliance in all material respects with all applicable Environmental Laws. Without limiting the foregoing, each of the Company or the Asset Seller: (a) has timely obtained, and is and has been in compliance in all material respects with, all Permits required under Environmental Law for the ownership, lease, operation or use of the business or assets of the Company or the Asset Seller; and (b) has prepared and timely filed with the appropriate jurisdictions all reports, data, documentation and filings required pursuant to any Environmental Law.

4.10.2    There has been no generation, Treatment, Storage, Disposal or transport of any regulated amount of Hazardous Material by the Company or the Asset Seller or, To Sellers’ Knowledge, any other Person, at, on, under, or from any of the Leased Real Property or any other property occupied or used by the Company or the Asset Seller.

4.10.3    To Sellers’ Knowledge, there are not any asbestos- or urea formaldehyde-containing materials incorporated into or used on the buildings or any improvements that are a part of the Leased Real Property or into other assets of the Company or the Asset Seller.

4.10.4    Neither the Company nor the Asset Seller has sent any Hazardous Material to a site that, pursuant to any Environmental Law: (a) has been placed or proposed for placement on the National Priorities List or any similar state list, or (b) is subject to or the source of an Order, demand or request from a Governmental Authority to take any Removal, Remedial or Response action or to pay for the costs of any such action at any location.

4.10.5    Neither the Company nor the Asset Seller has received any notice, Order, demand, inquiry, summons, complaint, directive, warning, request for information, notice of violation or other communication (“Environmental Notice”) in writing from any Governmental Authority, citizens’ group, employee or other Person, nor is the Company or the Asset Seller aware of any other Environmental Notice, in each case claiming that it or its business is or may be liable for: (a) any actual or alleged violation of or noncompliance with any Environmental Law; (b) any actual or alleged obligation to undertake or bear the cost of any liabilities under any Environmental Law with respect to the Leased Real Property or any property or facility at or to which any Hazardous Material generated, manufactured, Stored, handled, imported, used or processed by the Company has been transported, Treated, Stored, transferred, Disposed, recycled or received; or (c) any personal injury or property damage related to any Release, Treatment, Storage or Disposal of, or exposure to, any Hazardous Material.

4.10.6    To Sellers’ Knowledge, There are and have been no underground storage tanks or related piping, landfills, surface impoundments, sumps, septic systems, waste disposal areas, wastewater treatment systems, radioactive materials, underground injection wells or monitoring wells located on, under or at any of the Leased Real Property, nor have any such structures or materials been removed from any of the Leased Real Property except in accordance with applicable Environmental Law.

4.10.7    There has been no Release or Disposal of any Hazardous Material by the Company or Asset Seller or, To Sellers’ Knowledge, at, on, under or from the Leased Real Property or any other property or facility owned or leased by the Company or the Asset Seller in an amount or concentration that would reasonably be expected to require the Company or the Asset Seller to perform any notification, investigation, assessment, clean-up, Removal, Response, corrective or any other Remedial action or to pay for the cost of any such action under any Environmental Law.

4.11    Permits; Compliance with Laws. Except as set forth on Schedule 4.11(a), each of the Company and the Asset Seller has at all times been in compliance in all material respects with all applicable Laws and Orders, and each of the Company or the Asset Seller possesses and each of the Company or the Asset Seller is and has at all times been in compliance in all material respects with, all licenses, permits, registrations, certificates of occupancy, approvals, authorizations, qualifications, consents and certificates from any Governmental Authority which are required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”). Each Permit listed on Schedule 4.11(b) is valid and in full force and effect. Except as set forth on Schedule 4.11(c), in the past three (3) years, neither the Company nor any of the Sellers have received any written notice from any Person alleging any noncompliance with any applicable Law, Order or Permit by the Company or the Asset Seller. Each Permit is valid and in full force and effect, and none of the Permits will lapse, terminate, expire or otherwise be impaired (as they relate to the right or authorization of the Company or the Asset Seller) as a result of the consummation of the transactions contemplated herein. Neither the Company, Sellers, nor, To Sellers’ Knowledge, any of their respective managers, directors, officers, executives, representatives, agents or employees, (a) has used or is currently using any funds of the Company or the Asset Seller for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is currently using any funds of the Company or the Asset Seller for any direct or indirect unlawful payments to any foreign or domestic government officials or employees applicable to the Sellers or the Company, (c) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, as amended or any similar law under any jurisdiction, (d) has established or maintained, or is maintaining, any unlawful fund of monies or other properties of the Company or the Asset Seller, (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (f) has violated any anti-boycott provisions of any applicable Law or other applicable Law relating to exports and embargos.

4.12    Real and Personal Properties; Sufficiency of Assets.

4.12.1    Real Property.

(a)    Neither the Company nor the Asset Seller owns any real property.

(b)    Schedule 4.12.1(b) identifies the Leased Real Property and lists the leases relating to such Leased Real Property, whether written or oral (the “Leases”). Each of the Company and the Asset Seller has a valid and subsisting leasehold estate and the right to quiet enjoyment of the applicable portion of the Leased Real Property. With respect to each Lease: (a) such Lease is in full force and effect and all rents, required deposits and additional rents due to date pursuant to such Lease have been paid in full, (b) there is no existing default by the Company or the Asset Seller or, To Sellers’ Knowledge, by the lessor of such Lease, (c) neither the Company nor the Asset Seller has received any notice that it is in default under such Lease, (d) neither the Company nor the Asset Seller has received any notice that the owner of the applicable Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees due thereunder, and (e) To Sellers’ Knowledge, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement), that with the giving of notice, the lapse of time or the happening of any further event or condition, would constitute a default by the Company or the Asset Seller under such Lease. The Leases provided to Buyer and identified on Schedule 4.12.1(b) are all of the leases and rental agreements, together with all amendments, that constitute the Leased Real Property, and no Leases have been amended, modified or terminated other than amendments or modifications provided to Buyer and identified on Schedule 4.12.1(b).

(c)    Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned, or otherwise taken by any public authority, and no written notice of any such condemnation, requisition, or taking has been received by the Company or the Asset Seller. To Sellers’ Knowledge, no such condemnation, requisition, or taking is threatened or contemplated. To Sellers’ Knowledge, there are no public improvements proposed or in progress that will result in special assessments against or otherwise adversely affect any of the Leased Real Property. Neither the Company nor any of the Sellers have been notified in writing of future improvements by any public authority, any part of the cost of which would or might be asserted against the Company or the Asset Seller.

(d)    To Sellers’ Knowledge, the Leased Real Property is in compliance in all material respects with all applicable Laws. The zoning of each parcel of the Leased Real Property permits the existing improvements and uses of the Company or the Asset Seller, subject to no variances, conditional use permits or other special use restrictions.

(e)    Except as set forth on Schedule 4.12.1(e), each of the buildings, structures, improvements and systems situated or located on the Leased Real Property is in good condition and repair, reasonable wear and tear excepted, and contains no material structural defects. None of the buildings, structures or improvements situated on the Leased Real Property, during the period of time during which such Leased Real Property has been leased by the Company or the Asset Seller, has been damaged by fire or other casualty, except for such damage as has been fully repaired and restored. To Sellers’ Knowledge, each of the buildings, structures and improvements situated on the Leased Real Property are located within the required set back, side yard and other conditions and requirements imposed by applicable Law with respect to such buildings, structures and improvements.

(f)    To Seller’s Knowledge all utilities are separately metered within each Leased Real Property. All of the streets, roads and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to the Company or the Asset Seller.

(g)    To Sellers’ Knowledge, no Leased Real Property is subject to any options, purchase or sale contracts, leases or rights of occupancy or other agreements not otherwise identified in this Agreement.

4.12.2    Personal Property. Each of the Company and the Asset Seller has good and marketable title to, or a valid leasehold interest in, each of the items of tangible personal property reflected on its respective Acquisition Balance Sheets or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the date of their respective Acquisition Balance Sheets), free and clear of all Liens (except for Permitted Liens). Such tangible personal property is free from material defects and is in good operating condition and repair, reasonable wear and tear excepted. Except for the personal property leases indicated on Schedule 4.12.2, no Person, other than the Company or the Asset Seller owns or utilizes any material tangible personal property used by the Company or the Asset Seller in the operation of its business. Except as indicated on Schedule 4.12.2, the assets (tangible and intangible, real and personal) owned, licensed and leased by the Company or the Asset Seller are sufficient for the Company or the Asset Seller, as applicable, to conduct its respective business as heretofore conducted. Except as set forth on Schedule 4.12.2, the tangible assets owned and leased by the Company or the Asset Seller are located at the Leased Real Property.

4.13    Accounts Receivable. The accounts receivable of the Company and the Asset Seller reflected on each Acquisition Balance Sheet and the Accounts Receivable arising after the date of such Acquisition Balance Sheet and reflected on the books and records of the Company or the Asset Seller, as applicable, other than any accounts receivable owed to the Company or the Asset Seller, as applicable by the Interest Sellers or any other Affiliate of the Company or the Asset Seller, as applicable, (a) represent bona fide and valid accounts receivable arising from sales actually made or services actually performed, and (b) except as set forth on Schedule 4.13, will be collected by the Company or the Asset Seller, as applicable, within ninety (90) days following the Closing Date (net of any reserves included on the Final Adjustment Statement). The accounts receivable reflected on each Acquisition Balance Sheets are stated thereon in accordance with, as applicable, the Company’s or the Asset Seller’s past practices, consistently applied, including allowances for doubtful accounts. Except as set forth on Schedule 4.13, no customer of either the Company and the Asset Seller has, and neither the Company nor the Asset Seller has permitted any customer to have, any rebates, volume discounts, mark-downs, rights of contest, claim or setoff with respect to their accounts receivable.

4.14    Inventories. The inventories of the Company or the Asset Seller, as applicable, are of a quantity and quality usable and saleable in the ordinary course of business consistent with past practice, except to the extent of the reserve reflected on the Final Adjustment Statement. The inventories on each Acquisition Balance Sheet and inventories arising after the date of such Acquisition Balance Sheet and reflected on the books and records of the Company or the Asset Seller, as applicable, are stated thereon in accordance with GAAP, consistently applied.

4.15    Intellectual Properties. Schedule 4.15(a) sets forth a complete and correct list of all patented or registered Business Owned Intellectual Property and pending patent applications or other applications for registration of Business Owned Intellectual Property, Internet domain names and material unregistered Marks, Copyrights and software included in the Business Owned Intellectual Property. Schedule 4.15(b) sets forth all agreements under which the Company or the Asset Seller grants to a third-party any license to any Business Owned Intellectual Property (the “Outbound Licenses”). Schedule 4.15(c) sets forth a complete and correct list of all Business Licensed Intellectual Property, and identifies the licensor of such Business Licensed Intellectual Property. Schedule 4.15(d) sets forth all agreements under which the Company or the Asset Seller receives any license to any Business Licensed Intellectual Property (the “Inbound Licenses”). All fees due as of the date hereof associated with maintaining any registered Intellectual Property have been paid in full in a timely manner to the proper Governmental Authority, and all filings required as of the date hereof associated with maintaining any registered Business Owned Intellectual Property have been made, and, except as listed on Schedule 4.15(a), no such fees are due and no such filings are required prior to December 31, 2021. Except as set forth on Schedule 4.15(e):

(a)    the Company or the Asset Seller, as applicable, owns and possesses all, right, title and interest in and to the Business Owned Intellectual Property as currently being used by the Company or the Asset Seller, as applicable,;

(b)    the Company or the Asset Seller, as applicable, owns and possesses a valid and enforceable right or license to use the Business Licensed Intellectual Property as currently being used by the Company or the Asset Seller, as applicable,;

(c)    the Business Owned Intellectual Property is not subject to any Liens and is not subject to any restrictions or limitations regarding use or disclosure, other than pursuant to Law or a written Outbound License applicable thereto;

(d)    (i) the issued Patents and registered Intellectual Property, and the applications therefor, included among the Business Owned Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired or abandoned; (ii) neither the Company nor the Asset Seller has abandoned, cancelled, or permitted to be abandoned, cancelled, or lapsed, any issued Patents or registered Intellectual Property, or the applications therefor, that are currently included among the Business Owned Intellectual Property, nor have there been any interference actions, re-examinations, cancellation proceedings, or other judicial, arbitration, or other adversarial proceedings with respect to any such Business Owned Intellectual Property during the past five (5) years;

(e)    except pursuant to an Outbound License set forth on Schedule 4.15(b), neither the Company nor the Asset Seller has licensed or otherwise granted any right to any Person under any Business Owned Intellectual Property;

(f)    (i) neither the Company nor the Asset Seller has infringed, misappropriated or otherwise conflicted with any Intellectual Property of any third-party; (ii) the conduct of its respective business as currently conducted by the Company or the Asset Seller, as applicable, does not infringe upon, misappropriate, or otherwise conflict with, any Trademark, Patent or other Intellectual Property owned or controlled by any third-party; and (iii) neither the Company nor the Asset Seller has received in the last five (5) years any notice regarding, and there are currently no actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever related to any of the foregoing (including, without limitation, any written demands or offers to license any Intellectual Property from any third-party, and any written claims asserting the invalidity, misuse or unenforceability of any Business Owned Intellectual Property now or formerly owned by the Company or the Asset Seller);

(g)    (i) To Sellers’ Knowledge, no third-party (including any employee of the Company or the Asset Seller) has infringed, misappropriated or otherwise conflicted with the Business Owned Intellectual Property; and (ii) no such claims have been brought or threatened against any third-party by the Company or the Asset Seller (including, without limitation, any demands or offers to license any Business Owned Intellectual Property now or formerly owned by the Company or the Asset Seller);

(h)    all royalties and other fees owed by the Company or the Asset Seller pursuant to the Inbound Licenses have been paid in full or will be properly accrued for in accordance with GAAP on the Final Adjustment Statement;

(i)    during the past five (5) years, (i) none of the Business Owned Intellectual Property has been used, divulged or appropriated for the benefit of any past or present employee of the Company or the Asset Seller or any other Person, or to the detriment of the Company or the Asset Seller; (ii) each former employee and each current employee of the Company or the Asset Seller who has access to any trade secrets of either the Company or the Asset Seller has executed a confidentiality agreement in favor of the Company or the Asset Seller, as applicable; and (iii) each of the Company nor the Asset Seller has taken commercially reasonable precautions to protect the secrecy and value of its Trade Secrets;

(j)    during the past five (5) years, To Sellers’ Knowledge, no employee of either the Company or the Asset Seller has entered into any Contract that restricts or limits in any material way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning work resulting from such employee’s service to the Company or the Asset Seller, as applicable, to anyone other than the Company or the Asset Seller, as applicable; and To Sellers’ Knowledge, no employee of the Company or the Asset Seller, as applicable, is, or is currently expected to be, in default under any term of any such Contract;

(k)    neither the Company nor the Asset Seller has any obligation to indemnify, hold harmless, or defend any third-party in connection with claims for intellectual property infringement or misappropriation; and

(l)    all software included in the Business Owned Intellectual Property or used by the Company that has not been licensed from another person pursuant to a written license agreement (collectively, the “Business Software”) was either:  (i) developed by employees of the Company or the Asset Seller, as applicable, within the scope of their employment as a work for hire or by employees who have assigned (and provided waivers of all moral rights) to the Company or the Asset Seller, as applicable, all of their rights thereto; (ii) developed by independent contractors who have assigned their rights to the Business Software to the Company or the Asset Seller, as applicable, pursuant to written agreements; or (iii) otherwise acquired by the Company or the Asset Seller, as applicable, from a third party who expressly assigned all of their Intellectual Property rights in the Business Software to the Company or the Asset Seller.  Such Business Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any person other than the Company or the Asset Seller, except for such programming code, documentation or other materials or development environments obtained by the Company or the Asset Seller from other persons who make such programming code, documentation or other materials or development environments generally commercially available.  No Business Software is subject to the terms of any “open source,” “copyleft,” or other similar license or distribution models that would require the Company or the Asset Seller to make the source code of that Business Software publicly available.

4.16    Contracts.

(a)         Schedule 4.16(a) lists all of the written or oral agreements, contracts, leases, purchase and sales orders, commitments, arrangements, letters of understanding or undertakings to which the Company or the Asset Seller is now a party or by which any assets of the Company or the Asset Seller are now bound or are subject (collectively, “Contracts”) that fall into any of the following categories:

(i)    Contracts or group of related Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company or the Asset Seller from any one Person or group of related Persons under which the annual value of such goods or services purchased thereunder has an aggregate purchase price in excess of Twenty Five Thousand Dollars ($25,000);

(ii)    Contracts or group of related Contracts which provide for the sale of goods or services by the Company or the Asset Seller to any one Person or group of related Persons under which the annual value of such goods or services sold thereunder has an aggregate sale price in excess of Twenty Five Thousand Dollars ($25,000);

(iii)    Contracts relating to Indebtedness or to the granting by the Company or the Asset Seller of a Lien on its assets, or any guaranty by the Company of any obligation in respect of borrowed money or otherwise;

(iv)    Contracts with dealers, distributors or sales representatives;

(v)    currently binding employment Contracts with any employee, officer, consultant or management advisor (other than offer letters offering employment on an at-will basis and containing no other employment terms);

(vi)    Contracts which limit the freedom of the Company or the Asset Seller to engage in any business or compete with any Person;

(vii)    Contracts pursuant to which the Company or the Asset Seller is a lessor or a lessee of any personal or real property (other than the Leases), or holds or operates any tangible personal property owned by another Person, except for any such individual lease under which the aggregate annual rent or lease payments do not exceed Ten Thousand Dollars ($10,000);

(viii)    equity option Contracts, warrants, convertible securities, or any other agreements for the purchase or issuance of equity of the Company or the Asset Seller;

(ix)    Contracts restricting the transfer of equity of the Company or the Asset Seller, obligating the Company or the Asset Seller to issue or repurchase its equity, or relating to the equity or the election of directors of the Company or the Asset Seller;

(x)    each partnership or joint venture Contract;

(xi)    each Contract not included in subsection (e) providing for severance, retention, change in control or other similar payments;

(xii)    each Contract with a Seller or any Affiliate of a Seller or any current or former officer, director, stockholder or Affiliate of the Company or the Asset Seller;

(xiii)    Contracts under which either the Company or the Asset Seller has made advances or loans to any other Person;

(xiv)    each Contract containing a “most-favored nation” pricing agreement, special warranties, rebate arrangements, mark-down arrangements, penalty provisions related to nonperformance of service requirements, agreements to take back or exchange goods, consignment arrangements or similar understandings with a customer or supplier of the Company or the Asset Seller;

(xv)    Contracts by and between the Company or the Asset Seller and a Governmental Authority; and

(xvi)    any other Contract that requires the Company or the Asset Seller to make payments in excess of Twenty-Five Thousand Dollars ($25,000) and is not terminable by the Company or the Asset Seller without penalty upon less than ninety (90) days’ prior written notice.

(b)         Complete copies of each Contract required to be identified on Schedule 4.16(a), including amendments, waivers, or other changes thereto (collectively, the “Material Contracts”), have been provided to Buyer. In the case of each oral Material Contract, Schedule 4.16(a) also includes a brief description of such oral Contract. Each Material Contract is legally valid and binding on and enforceable by the Company or the Asset Seller, and, To Sellers’ Knowledge, the other party thereto, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder. Except as set forth on Schedule 4.16(b), each of the Company nor the Asset Seller has performed all obligations required to be performed by it pursuant to each Material Contract, and neither the Company nor the Asset Seller is in breach or default thereunder (and, To Sellers’ Knowledge, no event has occurred that, with the giving of notice, lapse of time, or both, would constitute a breach or default), and, To Sellers’ Knowledge, no other party to any Material Contract is in breach or default thereunder. Each of the Material Contracts will remain in full force and effect immediately upon the consummation of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.16(b), neither the Company nor the Asset Seller has received any notice of any Person’s intent to terminate or materially amend any Material Contract. Neither the Company nor the Asset Seller has amended, canceled, terminated, relinquished, waived or released any Material Contract or right thereunder, except in the ordinary course of business and which, in the aggregate, would not be material to the Company or the Asset Seller.

4.17    Litigation. Except as set forth on Schedule 4.17, there are no, and in the past three (3) years there have been no, actions, suits, arbitrations, judgments, proceedings, investigations or claims of any kind whatsoever, at Law or in equity, pending or, To Sellers’ Knowledge, threatened, against the Company or the Asset Seller or that would prohibit the Sellers or Company from consummating the transactions contemplated hereunder. Except as set forth on Schedule 4.17, neither the Company nor the Asset Seller is a party or subject to any order, judgment, ruling, injunction, assessment, award, decree or writ from any Governmental Authority (each, an “Order”).

4.18    Product and Service Warranties; Product Liability.

(a)         Except as set forth on Schedule 4.18(a), in the past five (5) years, there have been no product warranty or service warranty claims in excess of Ten Thousand Dollars ($10,000) made against the Company or the Asset Seller alleging that any products supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of the Company or the Asset Seller are defective or improperly designed or manufactured, and no such claims are currently pending or, To Sellers’ Knowledge, threatened against the Company or the Asset Seller.  Except as set forth on Schedule 4.18(a), there have been no product recalls by the Company or the Asset Seller in the past five (5) years. The Company’s and the Asset Seller’s standard terms and conditions of sale (containing applicable guaranty, warranty and indemnity provisions) are attached to Schedule 4.18(a), and, except for such standard terms and conditions, neither the Company nor the Asset Seller has given a condition, warranty, indemnity or made a representation in respect of products or services supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of the Company or the Asset Seller, as applicable. Each product supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of the Company or the Asset Seller has been in conformity with all applicable contractual commitments and all express and implied warranties.  Except as set forth on Schedule 4.18(a), or for warranty claims based on the Company’s and the Asset Seller’s standard terms and conditions of sale, neither the Company nor the Asset Seller has any liability (and, To Sellers’ Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or the Asset Seller giving rise to any liability) for replacement or repair of any product supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of the Company or the Asset Seller or other damages in connection therewith.

(b)         Except as set forth on Schedule 4.18(b), no claims alleging bodily injury or property damage as a result of any defect in the design or manufacture of any product or the breach of any duty to warn, test, inspect or instruct of dangers therein (each a “Product Liability Claim”) have been made in the past five (5) years, are currently pending or, To Sellers’ Knowledge, threatened against the Company or the Asset Seller. There are no defects in the design or manufacture of products supplied, assembled, packaged, manufactured, distributed, sold or leased by or on behalf of the Company which could result in a Product Liability Claim, and there has not been any failure by the Company or the Asset Seller to warn, test, inspect or instruct of dangers which could form the basis for a product recall or any Product Liability Claim against the Company or the Asset Seller.

4.19    Customers and Suppliers. Schedule 4.19 sets forth the ten (10) largest customers (the “Material Customers”) and the ten (10) largest suppliers (the “Material Suppliers”) of each of the Company or the Asset Seller (and the dollar volumes related thereto), in each case for the twelve (12)-month periods ended December 31, 2019 and December 31, 2020. In the past twelve (12) months, except as set forth on Schedule 4.19, no Material Customer has (a) canceled or otherwise terminated or, To Sellers’ Knowledge, given any notice of termination, made any threats to cancel or otherwise terminate, its relationship with the Company or the Asset Seller, (b) materially decreased or, To Sellers’ Knowledge, threatened to materially decrease, its purchases from the Company or the Asset Seller, or (c) changed or, To Sellers’ Knowledge, threatened to change, its payment or pricing terms with respect to the Company or the Asset Seller or otherwise materially and adversely alter its current agreements, programs or commitments with the Company or the Asset Seller. In the past twelve (12) months, no Material Supplier has (i) canceled or otherwise terminated or, To Sellers’ Knowledge, made any threats to cancel or otherwise terminate, its relationship with the Company or the Asset Seller, (ii) materially decreased or, To Sellers’ Knowledge, threatened to materially decrease, its sales of supplies to the Company or the Asset Seller, or (iii) materially raised or, To Sellers’ Knowledge, threatened to materially raise, its prices to the Company or the Asset Seller or otherwise materially and adversely alter its current agreements, programs or commitments with the Company or the Asset Seller. Neither the Company nor the Asset Seller has experienced, and, To Sellers’ Knowledge, there do not exist, any material quality control or similar problems with the products currently being supplied or on order from the Material Suppliers.

4.20    Insurance. Schedule 4.20(a) contains an accurate and complete list of (a) all insurance policies owned, held by or applicable to the Company or the Asset Seller (or its assets or business), and (b) all self-insured, retained limit, deductible or co-insurance programs. All such policies are in full force and effect, all premiums due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. Such policies are valid, outstanding and enforceable policies and shall be in effect until the time of Closing and the applicable limits under such policies have not been exhausted. To Sellers’ Knowledge, in the past twelve (12) months, no event specific to the Company or the Asset Seller has occurred which could reasonably be expected to result in a material retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a material prospective upward adjustment in such premiums. Neither the Company nor the Sellers has received notice of cancellation of any such insurance policies in the last five (5) years, and, To Sellers’ Knowledge, no threat has been made to cancel any insurance policy which covers the Company or the Asset Seller, as applicable during such period. Schedule 4.20(b) sets forth a list of all pending claims made by the Company or the Asset Seller under its insurance policies and all past claims submitted to its insurance carriers in the past five (5) years. All claims subject to a retained amount, self-insurance or deductible clause or agreement contained in any policy listed in Schedule 4.20(a) or other policy issued which covers the Company or the Asset Seller (or their respective assets or business) during the past five (5) years have either been (i) paid or closed prior to Closing or (ii) reserved for the full amount that such claim will be paid or closed following the Closing. During the past five (5) years, there have been no gaps in the insurance coverage of the Company or the Asset Seller.

4.21    Indebtedness. Schedule 4.21 sets forth a listing of all Indebtedness of the Company or the Asset Seller (including the amount) and the Contracts under which such Indebtedness exists.

4.22    Books and Records. All books and records of the Company or the Asset Seller, as applicable, are accurate and complete in all material respects. The equity record books and equity transfer ledgers of the Company or the Asset Seller, as applicable, are correct and complete and have been made available to Buyer. All equity transfer taxes levied, if any, or payable with respect to all transfers of equity of the Company or the Asset Seller, as applicable, prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

4.23    Related Party Transactions. Except as set forth on Schedule 4.23, no stockholder (including, without limitation, the Sellers), employee, officer, or director of the Company or the Asset Seller or, To Sellers’ Knowledge, any member of his or her immediate family, or any Affiliate of the Company or the Asset Seller (each an “Business Related Person”): (a) owes any amount to the Company or the Asset Seller nor does the Company or the Asset Seller owe any amount to, or has the Company or the Asset Seller committed to make any loan or extend or guarantee credit to or for the benefit of any Business Related Person (other than any participant loans under any Business Plan and any payments to, and reimbursement of fees and expenses of, employees, officers and directors of the Company or the Asset Seller in the ordinary course of business), (b) owns any property or right, tangible or intangible, that is used by the Company, (c) has any claim or cause of action against the Company or the Asset Seller, other than claims for accrued compensation or benefits arising in the ordinary course of employment or under any Business Plans, or (d) has any ownership interest in, directly or indirectly, any customer, supplier or licensor of the Company (other than the ownership of up to (but not more than) three percent (3%) of any class of securities of any such customer, supplier or licensor if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act).

4.24    Capital Expenditures. Schedule 4.24 sets forth each capital expenditure commitment of each of the Company and the Asset Seller for the fiscal year ended December 31, 2021, and any outstanding balance of each such commitment.

4.25    Brokerage. Except as set forth in Schedule 4.25, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of the Company or the Asset Seller, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

4.26    Sanctions and Export Controls.

(a)    Neither the Company, nor the Sellers, nor any of the officers, managers, employees, agents or other representatives acting on behalf of or on the express, implied or apparent authority of the Company or any of the Sellers, is a Person that is, or is owned or controlled by Persons that (i) are the target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury in the United Kingdom, or any other relevant sanctions authority (collectively, “Sanctions”), (ii) are the target of any export controls administered or enforced by the U.S. Department of Commerce, U.S. Department of State, or any other applicable export controls authority (collectively, “Export Controls”), (iii) are located, organized, or resident in a country or territory that is the target of country- or territory-wide Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine) (hereinafter each, a “Sanctioned Country”), (iv) have engaged or are currently engaged in any dealings or transactions with Persons subject to Sanctions or Export Controls, or (v) are otherwise in violation of any Sanctions or Export Controls.

(b)    The Company nor the Asset Seller nor any of their respective officers, managers, employees, agents or other representatives acting on behalf of or on the express, implied or apparent authority of the Company or the Asset Seller is or has been in the past five (5) years in violation of any Sanctions or Export Controls or is engaged in any activity that would reasonably be expected to result in the Company or the Asset Seller being designated as a target of Sanctions or Export Controls. The Company nor the Asset Seller nor any of their respective officers, managers, employees, agents or other representatives acting on behalf of or on the express, implied or apparent authority of the Company or the Asset Seller is subject to any pending or threatened investigations or proceedings with respect to Sanctions or Export Controls.

4.27    Full Disclosure. No representation or warranty of the Sellers contained in this Agreement or in any other agreement delivered by the Sellers, or in connection with the transactions contemplated herein or therein, contains a material omission, untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 5
Representations and Warranties of Buyer

Buyer represents and warrants to the Sellers, as of the date of this Agreement, as follows:

5.1    Organization; Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Buyer has all requisite legal right, power and authority to execute, deliver and perform this Agreement and each other agreement, instrument and document to be executed and delivered by Buyer in connection herewith (collectively, the “Buyer Ancillary Agreements”), and to consummate the transactions contemplated herein and therein. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements have been duly authorized by all requisite action of Buyer.

5.2    Execution and Delivery; Enforceability. This Agreement has been, and each Buyer Ancillary Agreement upon delivery will have been, duly executed and delivered by Buyer and constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforcement may be limited by principles of equity. Buyer is not a party to, subject to, or bound by any Order or any Contract which would prevent the execution or delivery of this Agreement or any Buyer Ancillary Agreement by Buyer.

5.3    Governmental Authorities; Consents. Buyer is not required to submit any notice, report or other filing with, or obtain any consent, approval or authorization of, any Governmental Authority or other Person in connection with Buyer’s execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement, and such execution, delivery and performance will not violate any Law by which Buyer is bound.

5.4    Brokerage. Except for fees or expenses which have already been paid, no Person is or will become entitled, by reason of any agreement or arrangement entered into or made by or on behalf of Buyer, to receive any commission, brokerage, finder’s fee or other similar compensation in connection with the consummation of the transactions contemplated by this Agreement.

5.5    Legal Proceedings. There is no Order or action, suit, arbitration, proceeding, investigation or claim of any kind whatsoever, at Law or in equity, pending or, to the knowledge of Buyer, threatened against Buyer, which would give a third-party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

5.6    Investment Representations. Buyer acknowledges that the Membership Interests are to be acquired by Buyer for investment for its own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Buyer has no present intention of selling, granting participation in, or otherwise distributing the Membership Interests. Buyer does not have an agreement or arrangement with any Person to sell, transfer or grant participation to such Person, or to any third Person, with respect to the Membership Interests. Buyer understands that the Membership Interests have not been registered under the 1933 Act, on the grounds that the sale and transfer of securities hereunder is exempt from registration under the 1933 Act, and that Sellers’ reliance on such exemption is predicated in part on the representations set forth herein. Buyer represents that it is an “accredited investor,” as defined under Regulation D of the 1933 Act, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its acquisition of the Membership Interests, and has the ability to bear the economic risks of such acquisition. Buyer understands that no public market now exists for the Membership Interests and that there is no assurance that a public market will ever exist for the Membership Interests.

ARTICLE 6
Closing Deliveries

6.1    Closing Deliveries of Sellers. At or prior to Closing, the Sellers shall deliver to Buyer:

(a)    evidence reasonably acceptable to Buyer that Sellers or the Company, as applicable, have made or received all filings, authorizations, approvals and consents set forth on Schedule 6.1(a), with or from all applicable Governmental Authorities or other Persons, as the case may be, related to the transactions contemplated hereby;

(b)    (i) all certificates (if any) for the Membership Interests, duly endorsed for transfer or accompanied by a duly executed Membership Interest power or other appropriate instrument of assignment and transfer, and (ii) all original record books (including original Membership Interest certificates (if any)) of the Company;

(c)    the written resignation, effective as of the Closing, of each director and officer of the Company listed on Schedule 6.1(c) from such position as director or officer;

(d)    the Pay-Off Documents;

(e)    evidence that all documents listed on Schedule 6.1(e) have been terminated;

(f)    a certificate of good standing or equivalent, as of the most recent practicable date, of (i) the Company from the Department of State of Puerto Rico, and (ii) of the Asset Seller from the Secretary of State of Colorado;

(g)    (i) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Seller, and (ii) a properly completed and executed IRS Form W-9 from each Seller;

(h)    a counterpart signature page to a flow of funds memorandum (the “Flow of Funds Memo”), duly executed by Sellers; and

(i)    counterpart signature pages to (i) the employment agreement between the Company and Kevin Curtis (the “Kevin Employment Agreement”), duly executed by Kevin Curtis; (ii) the employment agreement between the Company and Stacy Curtis (the “Stacy Employment Agreement”), duly executed by Stacy Curtis; (iii) the employment agreement between the Company and Eric A. Potter (the “Eric Employment Agreement”), duly executed by Eric A. Potter; and (iv) the employment agreement between the Buyer and Guy Dodds (together with the Kevin Employment Agreement, the Stacy Employment Agreement, and the Eric Employment Agreement, the “Employment Agreements”), duly executed by Guy Dodds.

Any agreement or document to be delivered to Buyer pursuant to this Section 6.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

6.2    Buyer Closing Deliveries. At or prior to Closing, Buyer shall deliver to Sellers’ Representative the following:

(a)    the Closing Cash Payment to the Sellers’ Account, (ii) the Repaid Closing Indebtedness pursuant to the terms of the Pay-Off Documents, and (iii) the Selling Expenses on behalf of the Company and the Asset Seller;

(b)    a counterpart signature page to the Flow of Funds Memo, duly executed by Buyer; and

(c)    counterpart signature pages to the Employment Agreements, duly executed by Buyer on behalf of the Company.

Any agreement or document to be delivered to Sellers’ Representative pursuant to this Section 6.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Sellers’ Representative.

ARTICLE 7
The Closing

The consummation of the transactions contemplated herein (the “Closing”) will take place simultaneously with the execution of this Agreement by e-mail exchange of relevant signature pages, deliveries and other documents as Buyer and Sellers’ Representative may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” The transfers and deliveries described in Article 6 shall be mutually interdependent and shall be regarded as occurring simultaneously, and, any other provision of this Agreement notwithstanding, no such transfer or delivery shall become effective or shall be deemed to have occurred until all of the other transfers and deliveries provided for in Article 6 shall also have occurred or been waived in writing by the party entitled to waive the same. For purposes of allocation of expenses, adjustments, Tax and other financial effects of the transactions contemplated hereby, the Closing of the Membership Interest Purchase shall be deemed to have occurred at 11:59 p.m. Eastern Standard Time on the Closing Date, and the Closing of the Asset Purchase shall be deemed to have occurred at 12:01 a.m. Eastern Standard Time on the Closing Date. For all other purposes, including passage of title and risk of loss, the effective time shall be at the Closing.

ARTICLE 8
Covenants and Agreements

8.1    Post-Closing Publicity. Following the Closing, no party shall make any public disclosure or comment regarding the specific terms of this Agreement or the transactions contemplated herein without the prior approval of Buyer or Sellers’ Representative, as the case may be, which approval shall not be unreasonably withheld, conditioned or delayed, except as may be required by Law or by any Governmental Authority or the rules of any stock exchange or trading system or reasonably necessary to enforce any rights under this Agreement. Each party hereto shall be entitled to disclose or comment to any Person that a transaction has been consummated. In addition, nothing herein shall preclude communications or disclosures necessary to implement the provisions of this Agreement, and Buyer and its respective Affiliates may make such disclosures as they may consider necessary in order to satisfy their legal or contractual obligations to their lenders, shareholders, investors or other interested parties, or for general marketing purposes, without the prior written consent of the Sellers or Sellers’ Representative, as the case may be.

8.2    Expenses. Buyer shall pay all fees and expenses incident to the transactions contemplated by this Agreement which are incurred by Buyer or its representatives or are otherwise expressly allocated to Buyer hereunder, and Sellers or the Company shall pay all fees and expenses incident to the transactions contemplated by this Agreement (including all Selling Expenses, which shall be paid by Buyer as provided in Section 2.5(d) but deemed paid by Sellers) which are incurred by Sellers or the Company or its representatives or are otherwise expressly allocated to Sellers hereunder.

8.3    No Assignments. No assignment of all or any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of Buyer and Sellers’ Representative, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Buyer may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate of Buyer; provided further that, no such assignment shall relieve Buyer of its obligations hereunder; (b) Buyer may assign its rights, but not its obligations, under this Agreement to any of its financing sources; and (c) Buyer and its successors and permitted assigns may assign their rights, but not their obligations, under this Agreement in connection with a transfer of all or substantially all of the assets of Buyer or the Company.

8.4    Release. Each Seller hereby unconditionally and irrevocably and forever releases and discharges Buyer and the Company and their present or former managers, directors, officers, employees, agents and Affiliates (collectively, the “Company Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at Law or in equity (collectively, “Claims”), that such Seller ever had, now has or ever may have or claim to have against the Company Released Parties, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to any Claim to enforce such Seller’s rights under this Agreement or any Seller Ancillary Agreement. Such Seller agrees not to, and agrees to cause its Affiliates, successors and assigns not to, assert any such claims against the Company Released Parties.

Buyer and Company hereby unconditionally and irrevocably and forever release and discharge each Seller, of and from, and hereby unconditionally and irrevocably waive, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract or in tort, direct or indirect, at Law or in equity (collectively, “Claims”), that Buyer and Company ever had, now has or ever may have or claim to have against each Seller, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing; provided, however, that this release does not extend to any Claim to enforce such Buyer’s rights under this Agreement or any Buyer Ancillary Agreement. Buyer and Company agree not to, and agree to cause its Affiliates, successors and assigns not to, assert any such claims against each Seller.

8.5    Further Assurances. From time to time after the Closing, at the request of any party hereto, each other party hereto shall execute and deliver any further instruments and take such other action as such party may reasonably request to carry out the transactions contemplated hereby.

8.6    Tax Matters.

8.6.1    Cooperation on Tax Matters. Following the Closing, the Sellers, on the one hand, and Buyer, on the other hand, shall, and Buyer shall cause the Company to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit, litigation or other proceeding with respect to Taxes or the preparation of any Tax Return. Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax matter or required by the Code or other applicable Law and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers and Buyer agree (a) to retain all books and records with respect to Tax matters pertinent to (i) the Company and (ii) the Business or the Purchased Assets for the period owned by the Asset Seller relating to any taxable period beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (b) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and allow such other party to take possession of such books and records. Buyer, on the one hand, and the Sellers, on the other hand, agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Sellers, on the one hand, and Buyer, on the other hand, further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to the Code, and all regulations promulgated thereunder, or other applicable Law. All Tax sharing agreements or similar agreements with respect to or involving (i) the Company or (ii) the Business or the Purchased Assets shall be deemed terminated as of the Closing, and, after the Closing, neither Buyer nor the Company shall be bound thereby or have any liability thereunder.

8.6.2    Tax Returns. Buyer shall prepare and file, or cause the Company to prepare and file, all Tax Returns of the Company for Pre-Closing Tax Periods, including Straddle Periods (“Pre-Closing Tax Returns”), and the Sellers shall pay to Buyer, within ten (10) days of Buyer’s request, any and all Taxes due with respect to such Pre-Closing Tax Returns that relate to Pre-Closing Tax Periods, except to the extent such Taxes are specifically reflected on the Final Adjustment Statement. The reasonable fees and expenses incurred in the preparation of Pre-Closing Tax Returns for Tax periods ending on or prior to the Closing Date shall be the responsibility of the Sellers, and the Sellers, on a joint and several basis, shall pay to Buyer, within five (5) days of Buyer’s request, any such fees and expenses. The parties shall prorate the responsibility for the reasonable fees and expenses incurred in the preparation of Pre-Closing Tax Returns for Straddle Periods, with such proration based on the relative shares of each party with respect to Taxes owed with respect to such Pre-Closing Tax Return (as determined under Section 8.6.3). Such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice (except as otherwise required by Law), and Buyer shall provide or cause to be provided any such Pre-Closing Tax Return to Sellers’ Representative at least thirty (30) days prior to the due date of such Pre-Closing Tax Return (after applicable extensions), or such shorter period as is commercially reasonable, for Sellers’ Representative’s review and comment. Not later than ten (10) days after Buyer has provided such Pre-Closing Tax Return, or such shorter period as is necessary to allow for the timely filing of such Pre-Closing Tax Return, Sellers’ Representative shall notify Buyer of the existence of any objection, specifying in reasonable detail the nature and basis of such objection that Sellers’ Representative may have to any item set forth on such draft Pre-Closing Tax Return. Buyer (on behalf of itself, and following the Closing, the Company) and Sellers’ Representative (on behalf of the Sellers) agree to consult and resolve in good faith any such objection. If resolution is not reached after such good faith efforts, then the Independent Accountants (or if the Independent Accountants shall decline to hear such dispute, then such other nationally recognized accounting firm selected jointly by Buyer and Sellers’ Representative) shall be requested to make a determination resolving any dispute between Buyer and Sellers’ Representative, and the determination by the Independent Accountants (or such other accounting firm) of any such dispute shall be final and binding on the parties hereto. The fees and disbursements of the Independent Accountants shall be borne by the party (i.e., Buyer, on the one hand, or Sellers’ Representative (on behalf of the Sellers), on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Independent Accountants. If Buyer and Sellers’ Representative cannot resolve such objection no later than five (5) days prior to the due date for filing such Pre-Closing Tax Return, Buyer shall cause the Company to file such Pre-Closing Tax Return in a manner determined in good faith; provided, however, if upon resolving such objection the Pre-Closing Tax Return needs to be changed, Buyer shall cause the Company to file an amendment to such Pre-Closing Tax Return. If the Tax period of the Company ends on the Closing Date, the Sellers and Buyer agree with respect to the filing of Tax Returns of the Company pursuant to this Section 8.6.2 to treat any income Tax deductions of the Company permitted under applicable Law resulting from the payment of any Selling Expenses and the payment of Repaid Closing Indebtedness (including any deductions for financing fees) as occurring on the Closing Date to the greatest extent permitted under applicable Law. Buyer shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company that are not Pre-Closing Tax Returns. The Asset Seller shall prepare and file (at the sole cost and expense of the Asset Seller) on a timely basis all reports and Tax Returns required by applicable Law relating to the Business as conducted prior to the Closing or relating to the Purchased Assets for the period of time such assets are owned by the Asset Seller and shall timely pay all applicable Taxes related thereto (whether or not shown on any Tax Return).

8.6.3    Apportionment of Taxes. All Taxes and Tax liabilities with respect to (i) the Company or (ii) the Business or the Purchased Assets that relate to a Straddle Period shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: (a) in the case of Taxes that are either (i) based upon or measured by reference to income, receipts, profits, capital, or net worth (including sales and use Taxes), (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than conveyances pursuant to this Agreement (as provided under Section 8.6.5), or (iii) required to be withheld, such Taxes apportioned to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the Tax year (or other Tax reporting period to the extent such Taxes are reported and paid other than on an annual basis) ended at the end of the day on the Closing Date; and (b) in the case of all other Taxes, such Taxes apportioned to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period. In the case of any apportionment of Taxes applicable to the Company pursuant to clause (a)(i) of this Section 8.6.3, any income Tax deductions of the Company permitted under applicable Law resulting from the payment of any Selling Expenses and the payment of Repaid Closing Indebtedness (including any deductions for financing fees) shall be apportioned to the Pre-Closing Tax Period.

8.6.4    Controversies. Buyer shall notify Sellers’ Representative in writing within ten (10) days of the receipt by Buyer or the Company of written notice of any inquiries, audits, examinations, assessments, or proceedings from any Taxing Authority with respect to Taxes (i) of the Company or (ii) described in clause (x) of Section 2.4.2 for which the Sellers would be required to indemnify any Buyer Indemnitee pursuant to this Agreement (any such inquiry, assessment, proceeding or similar event, a “Tax Matter”); provided, however, that any failure by Buyer to deliver such notice within such time period shall not affect in any way the Sellers’ obligation for indemnification, except if and to the extent the Sellers are actually and materially prejudiced thereby. Buyer has the right to represent the interests of Buyer or the Company, as applicable, before the relevant Taxing Authority with respect to any Tax Matter and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. Sellers’ Representative shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at his own expense, separate from counsel employed by Buyer. Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it adversely affects the Tax liability of the Sellers without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall keep Sellers’ Representative informed with respect to the commencement, status, and nature of any such Tax Matter, and will, in good faith, allow Sellers’ Representative or his counsel to consult with it regarding the conduct of or positions taken in any such proceeding and to be present at any meetings or proceedings with the relevant Taxing Authority.

8.6.5    Transfer Taxes. The Sellers shall pay any and all sales, use, value added, transfer, stamp, registration, real property transfer or gains and similar Taxes (including any penalties and interest) (“Transfer Taxes”) incurred as a result of the transactions contemplated by this Agreement when due, and Sellers’ Representative, at his expense (on behalf of all the Sellers), shall pay and file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

8.6.6    Allocation. The parties agree that 82.5% of the Purchase Price is attributable to the purchase by Buyer of the Membership Interests and that 17.5% of the Purchase Price is attributable to the purchase by Buyer of the Purchased Assets. The portion of the Purchase Price that is consideration for the Purchased Assets (along with the Assumed Liabilities) shall be allocated, for Tax purposes, among the Purchased Assets in a manner consistent with the provisions of Section 1060 of the Code and the methodology set forth on Schedule 8.6.6 (the “Allocation Methodology”). Any subsequent adjustment to the portion of the Purchase Price that is consideration for the Purchased Assets will also be allocated in accordance with the Allocation Methodology. Within thirty (30) days following the final determination of the Purchase Price pursuant to Section 2.8, Buyer shall prepare and deliver to Sellers’ Representative an allocation (the “Allocation”) of the portion of the Purchase Price attributable to the Purchased Assets (and other relevant items, such as the Assumed Liabilities) among the Purchased Assets, which shall be prepared in accordance with the Allocation Methodology. Buyer agrees to consider in good faith any comments to the Allocation received from Sellers’ Representative within ten (10) days of delivery by Buyer of the Allocation. Buyer and the Sellers shall file their Tax Returns (including IRS Form 8594) in accordance with the Allocation and the other terms of this Schedule 8.6.6.

8.6.7    Allocation of Certain Tax Deductions. Buyer and the Sellers acknowledge that certain equipment of the Company purchased on or prior to the Closing Date shall nonetheless be funded, following the Closing Date, by Buyer. With respect to any such equipment, and notwithstanding any provision in Section 8.6.2 or Section 8.6.3, the benefit of any Tax deductions related to the purchase or ownership of any such equipment (including, but not limited to, pursuant to Section 179 of the Code) shall be allocated between Buyer and the Sellers in proportion to the manner by which each funds the purchase price of such equipment. Buyer and the Sellers anticipate that this allocation of deductions shall generally be handled pursuant to the preparation and filing of Tax Returns pursuant to Section 8.6.2 and determining the Sellers’ responsibility for Taxes pursuant to Section 8.6.2 and Article 9.

8.6.8    Conflicts. In the event of any conflict between Article 9 and this Section 8.6 with respect to Tax matters, this Section 8.6 shall control. Any provision of Article 9 not in conflict with this Section 8.6, but that is supplemental or additive to the provisions of this Section 8.6, shall be deemed incorporated into this Section 8.6.

8.7    Restrictive Covenants.

8.7.1    Acknowledgments by Sellers. Each Seller acknowledges and agrees that, in the case of the Interest Sellers, as a result of such Interest Seller’s direct or indirect ownership of the Membership Interests, and in the case of the Asset Seller, as a result of the Asset Seller’s ownership of the Purchased Assets), such Seller: (a) was afforded access to Confidential Information which could have an adverse effect on Buyer, the Company and their respective businesses if it is disclosed, and that, as a condition to the consummation of the transactions contemplated hereby, it is reasonable and necessary for such Seller to promise and agree, on its own behalf and on behalf of its Affiliates, subject to the terms and conditions herein, not to disclose such Confidential Information; and (b) has knowledge and expertise in the business conducted by the Company and the Asset Seller that is special and unique, and that, as a condition to Buyer’s consummation of the transactions contemplated hereby, it is reasonable and necessary for such Seller to promise and agree, on its own behalf and on behalf of its Affiliates, subject to the terms and conditions herein, not to compete or interfere with the conduct of the business purchased by Buyer as expressly provided in this Section 8.7. Such Seller further acknowledges and agrees that the direct benefits provided to such Seller under this Agreement constitute good and sufficient consideration for the agreements and covenants in this Section 8.7.

8.7.2    Nondisclosure. Each Seller covenants and agrees that, from and after the Closing Date, neither such Seller, nor any Affiliate of such Seller, shall disclose or use, directly or indirectly, any Confidential Information. If the disclosure of Confidential Information is required by Law, such Seller may disclose it, but only after using commercially reasonable efforts to provide Buyer an opportunity to object to the disclosure and shall give Buyer as much prior written notice as is possible under the circumstances. For purposes of this Section 8.7, “Confidential Information” means (a) all information belonging to, used by, or which is in the possession of, the Company or such Seller relating to the Company’s or the Asset Seller’s respective business or assets, specifically including, without limitation, information relating to the Company’s or the Asset Seller’s products, services, strategies, pricing, customers, representatives, suppliers, distributors, technology, finances, employee compensation, computer software and hardware, inventions, developments, or Trade Secrets, in each case to the extent such information has not been disseminated to the public or is otherwise not generally known to competitors of the Company or the Asset Seller and (b) all information relating to the acquisition of the Company and the Purchased Assets by Buyer hereunder, including, without limitation, all strategies, negotiations, discussions, terms, conditions and other information relating to this Agreement, any Seller Ancillary Agreement, any Business Ancillary Agreement or any Buyer Ancillary Agreement, to the extent such information has not been disseminated to the public or is otherwise not generally known to competitors of the Company or the Asset Seller (provided that such Seller (i) may disclose Confidential Information to its accountants, legal and other representatives for tax, accounting, financial and legal purposes, and (ii) shall be liable to Buyer for any disclosure of Confidential Information by such representatives). Such Seller hereby agrees that it will be responsible for any breach of any provision of this Agreement by its representatives. Such Seller acknowledges and agrees that all of the Confidential Information is, and after the Closing will continue to be, the exclusive proprietary property of the Company or the Buyer, whether or not prepared in whole or in part by such Seller and whether or not disclosed to or entrusted to the custody of such Seller.

8.7.3    Noncompetition. Each Seller covenants and agrees that until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), neither such Seller, nor any Affiliate of such Seller will, without the prior written consent of Buyer, either directly or indirectly, whether or not for consideration, (a) solicit business from, or otherwise compete with the Company for the business of, any former or current customer of the Company or the Asset Seller, in each case with respect to the Business for the purchase of services or products the same as or substantially similar to, or which may be otherwise used in substitution for, products or services manufactured, sold or provided by the Company anywhere the Company conducts or markets the Business; (b) operate, control, advise, be engaged by, perform any consulting services for, invest in or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity, who or which, at any time during the applicable Non-Competition Period, competes with the Company with respect to the Business anywhere the Company conducts or markets the Business; or (c) engage in any practice the purpose of which is to compete with the Company while evading the provisions of this covenant; provided, however, that nothing contained herein shall prevent such Seller from acquiring an equity interest of up to three percent (3%) of an entity whose shares are traded on a national securities exchange or over-the-counter market.

8.7.4    Noninterference. Each Seller covenants and agrees that during the Non-Competition Period, neither such Seller, nor any Affiliate of such Seller will, without the prior written consent of Buyer, either directly or indirectly, (a) solicit, induce or attempt to solicit or induce, whether or not for consideration, any employee or consultant of the Company to terminate his or her relationship with the Company; provided, however, general solicitations by such Seller not directed at any specific employee of the Company will not violate the foregoing; (b) hire or retain, as applicable, any employee, agent or consultant of the Company, or (c) induce or attempt to induce any licensor, customer, supplier or contractor of the Company to terminate or adversely change its relationship with the Company or otherwise interfere with any relationship between the Company and any of its licensors, customers, suppliers or contractors.

8.7.5    Equitable Relief. Each Seller agrees that money damages alone will not be a sufficient remedy for any breach of the provisions of Section 8.7, and that, in addition to all other remedies, Buyer will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and such Seller hereby waives the securing or posting of any bond in connection with such remedy.

8.7.6    Reformation of Agreement. If any of the covenants contained in Section 8.7, or any portion thereof, is found by a court of competent jurisdiction to be invalid or unenforceable as against public policy or for any other reason, such court shall exercise its discretion to reform such covenant to the end that each Seller shall be subject to nondisclosure, noncompetition, noninterference or other covenants, as applicable, that are reasonable under the circumstances and are enforceable by Buyer. In any event, if any provision of Section 8.7 is found unenforceable for any reason, such provision shall remain in force and effect to the maximum extent allowable and all non-affected provisions shall remain fully valid and enforceable.

8.7.7    Reasonableness of Terms. Buyer and Sellers stipulate and agree that the covenants and other terms contained in Section 8.7 are reasonable in all respects, including time period, geographical area and scope of restricted activities, that Buyer would not have purchased the Membership Interests or the Purchased Assets had Sellers not agreed to these covenants, and that the restrictions contained herein are designed to protect the businesses of Buyer and the Company and ensure that the Confidential Information of the Company is protected and that Sellers do not engage in unfair competition or solicitation against the Company.

8.8    Sellers’ Representative.

8.8.1    Designation. Sellers’ Representative is hereby designated by each Seller to serve as the representative of Sellers with respect to the matters expressly set forth in Section 8.8.2 and with respect to the matters otherwise set forth in this Agreement to be performed by Sellers’ Representative. Should the initial Sellers’ Representative resign or be unable to serve, Sellers, via mutual written agreement, shall be entitled to designate a single substitute agent to serve as the successor Sellers’ Representative, who shall be Sellers’ Representative for all purposes thereafter. The appointment of such successor, in either case, shall be effective on the date of Sellers’ Representative’s resignation or incapacity or, if later, the date on which such successor is appointed.

8.8.2    Authority. Each Seller, by the execution of this Agreement, hereby irrevocably appoints Sellers’ Representative as the agent, proxy and attorney-in-fact for such Seller for all purposes of this Agreement, including the full power and authority on such Seller’s behalf (a) to consummate the transactions contemplated herein and any post-Closing matters, including making decisions and taking any action with respect to the matters set forth in Section 2.8 [Post-Closing Adjustment]; (b) to pay such Seller’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date of this Agreement); (c) to disburse any funds received hereunder to such Seller and each other Seller; (d) to endorse and deliver any certificates or instruments representing the Membership Interests (if any) and execute such further instruments of assignment as Buyer shall reasonably request; (e) to make, execute and deliver on behalf of such Seller any amendment or waiver of, or in connection with, this Agreement and the other agreements or documents contemplated hereby as Sellers’ Representative, in its sole discretion, may deem necessary or desirable; (f) to take all other actions to be taken by or on behalf of such Seller in connection herewith; (g) to do each and every act and exercise any and all rights which such Seller(s) collectively are permitted or required to do or exercise under this Agreement; (h) to prepare and distribute to each Seller any documentation necessary or desirable for the filing of income Tax Returns; and (i) to make, execute, acknowledge and deliver this Agreement and all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, letters and other writings, and, in general, to do any and all things and to take any and all action that Sellers’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements and documents referred to herein or therein or executed in connection herewith and therewith, including, without limitation, retaining counsel, accountants and other agents, representatives and experts, incurring fees and expenses, asserting or pursuing any claim against Buyer, the Company and/or any Seller, defending any claims by Buyer or Third-Party Claims, consenting to, compromising or settling any such claims, conducting negotiations with Buyer, the Company and their respective representatives regarding such claims, it being understood that Sellers’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions. Notwithstanding anything to the contrary herein, however, Sellers’ Representative shall not have the power to take any action or actions arising out of any alleged breach of any representation or warranty in Article 3 or any covenant or agreement contained herein by a particular Seller or group of Sellers without the express authorization of such Seller or group of Sellers, and Buyer hereby acknowledges such limitation. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Sellers’ Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by Sellers’ Representative (to the extent authorized by this Agreement) shall be binding upon all Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same; provided, however, that Sellers’ Representative shall not take any such action where (i) any single Seller would be held solely liable for any actual losses, out-of-pocket costs or expenses, liabilities or other damages (without such Seller’s consent) or (ii) such action materially and adversely affects the substantive rights or obligations of one Seller, or group of Sellers, without a similar proportionate effect upon the substantive rights or obligations of all Sellers, unless each such disproportionately affected Seller consents in writing thereto.

8.8.3    Reliance; Indemnification. Each Seller agrees that Buyer and the Company shall be entitled to rely on any action taken or omission to act by Sellers’ Representative, on behalf of such Seller, pursuant to Section 8.8.2 (an “Authorized Action”), and that each Authorized Action shall be binding on each Seller as fully as if such Seller had taken such Authorized Action. Buyer agrees, for itself and the Company, that Sellers’ Representative, in its capacity as Sellers’ Representative, shall have no liability to Buyer or the Company for any Authorized Action, except to the extent that such Authorized Action is found by a final order of a court of competent jurisdiction to have constituted gross negligence, fraud or willful misconduct. Each Seller on a joint and several basis, hereby agrees to indemnify and hold harmless Sellers’ Representative against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Sellers’ Representative in connection with any action, suit or proceeding to which Sellers’ Representative is made a party by reason of the fact it is or was acting as Sellers’ Representative pursuant to the terms of this Agreement and any expenses incurred by Sellers’ Representative in connection with the performance of its duties hereunder.

8.8.4    Relationship; Payments to Sellers. Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts received hereunder on behalf of such Seller. Sellers’ Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that Sellers’ Representative shall not be relieved of any liability imposed by Law for willful misconduct. Sellers’ Representative shall not be liable to Sellers for any apportionment or distribution of payments made by Sellers’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. Neither Sellers’ Representative nor any agent employed by it shall incur any liability to any Seller by virtue of the failure or refusal of Sellers’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting fraud or bad faith.

8.8.5    Survival. All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing Date.

8.9    Post-Closing Audit. After the Closing Date, Sellers shall use their respective best efforts, and shall direct the Company’s and the Asset Seller’s outside accountants, to cooperate as requested by Buyer or its representatives to assist Buyer and its representatives in completing such audits of the Company and the Asset Seller’s financial statements for the pre-Closing periods, and preparing pro forma financial statements and such other financial information, as are necessary for Buyer to timely comply with its obligations under Regulation S-X and Item 9.01 of Form 8-K promulgated under the Exchange Act in connection with the transactions contemplated hereby.

ARTICLE 9
Indemnification

9.1    Indemnification of Buyer. From and after the Closing, the Sellers shall, on a joint and several basis, indemnify Buyer and the Company and their respective officers, directors, managers, employees, agents, partners, stockholders, members, Affiliates, successors and assigns (collectively, the “Buyer Indemnitees”) against and hold the Buyer Indemnitees harmless from such Losses incurred by the Buyer Indemnitees:

(a)    arising out of or caused by any inaccuracy in, or breach of, any representation or warranty contained in Article 3 or Article 4 on the part of the Sellers; provided, that for purposes of determining whether there has been a breach of a representation or warranty or calculating Losses hereunder, any materiality, Material Adverse Effect or other similar qualifications in such representations and warranties shall be disregarded;

(b)    arising out of or caused by any breach or nonperformance of any covenant or obligation made or incurred by Sellers or Sellers’ Representative herein;

(c)    arising out of (i) any liability for unpaid Taxes of the Company or the Asset Seller during any Pre-Closing Tax Period (including any portion of a Straddle Period allocable or apportioned to the Sellers (as provided in Section 8.6.3)), except to the extent such Taxes are specifically reflected on the Final Adjustment Statement, (ii) any liability for Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company or the Asset Seller is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury regulations or any analogous or similar Law or regulation, and (iii) any liability for Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring prior to the Closing;

(d)    arising out of any (i) Closing Indebtedness or (ii) Selling Expenses of the Company to the extent not taken into account in the determination of the Purchase Price pursuant to Section 2.7.1;

(e)    arising out of or related to the operation of the Business prior to the Closing Date;

(f)    arising out of or related to any Retained Liability; and

(g)    arising out of or caused by the matters described on Schedule 9.1(g).

9.2    Limitations on Indemnification. There shall be no limitations as regards Buyer’s entitlement to indemnification with respect to the representations and warranties set forth in Sections 3.1 Authority and Capacity), 3.2 (Ownership), 3.3 (Execution and Delivery; Enforceability), 3.4 (Noncontravention), 4.1 (Organization and Good Standing; Authority and Enforceability), 4.2 (Capitalization), 4.5 (Financial Statements), 4.7 (Taxes), 4.9 (Employee benefit Plans and Other Compensation Arrangements), 4.10 (Environmental Matters), 4.12.2 (Personal Property), 4.23 (Related Party Transactions), 4.25 (Brokerage), and 4.26 (Sanctions and Export Controls) (collectively, the “Excluded Sections”). Except for the Excluded Sections, the Buyer shall not be entitled to indemnification for matters that are only indemnifiable under Section 9.1 unless and until the aggregate amount of liability for Losses thereunder exceeds $50,000 (the “Threshold”) at which point Seller will be obligated to indemnify the Buyer for all Losses in excess of the Threshold up to $1,000,000 of Losses (the “Indemnification Cap”), it being understood that the Threshold and the Indemnification Cap do not apply to the Excluded Sections or in the event of fraud.

9.3    Survival. The representations, warranties, covenants, indemnification obligations and all other agreements of the parties set forth in this Agreement (i) shall be deemed to have been made on the Closing Date, (ii) are material and being relied upon by both Buyer and Seller, and (iii) except as set forth in this Section 9.3, shall survive for two (2) years following the Closing; provided, however, that:

(a)    in the case of all such representations, warranties, covenants and agreements (including indemnification obligations), there shall be no such termination to the extent a Claim has been asserted by written notice of such Claim delivered to the party or parties which made such representation, warranty, covenant or agreement prior to the expiration of the applicable survival period;

(b)    the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.5, 4.12.2, 4.23, 4.25 and 4.26 shall not terminate and shall survive indefinitely;

(c)    the covenants and agreements set forth in this Agreement that contemplate compliance or performance after the Closing shall survive the Closing and shall continue until all obligations with respect thereto shall have been fully performed or satisfied;

(d)    the representations and warranties in Sections 4.7, 4.9, and 4.10 shall survive for a period equal to the applicable statute of limitations for said matters plus 60 days;

(e)    notwithstanding anything herein to the contrary, to the extent that any representation, warranty, covenant or agreement of a part set forth herein was fraudulent, any Claim with respect thereto shall survive indefinitely; and

(f)    notwithstanding any right of Buyer fully to investigate the affairs of the Company and the Sellers, and notwithstanding any knowledge of facts determined or determinable by Buyer pursuant to such investigation or right of investigation, Buyer has the right to rely fully upon the representations and warranties of each of the Company and each Seller contained in this Agreement.

9.4    Indemnification of Sellers. From and after the Closing Date, Buyer shall indemnify Sellers and their respective agents, partners, Affiliates, successors and assigns (collectively, the “Seller Indemnitees”) against and hold the Seller Indemnitees harmless from (a) any Losses arising out of or caused by any inaccuracy in, or breach of, any of the representations and warranties made by Buyer in Article 5, and (b) any Losses based upon, arising out of, or caused by, any breach or nonperformance of any covenant or obligation made or incurred by Buyer herein.

9.5    Procedures Relating to Indemnification.

9.5.1    Third-Party Claims.

(a)    In order for a party (an “indemnitee”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against the indemnitee (a “Third-Party Claim”), such indemnitee must notify the party from whom indemnification hereunder is sought (the “indemnitor”) in writing of the Third-Party Claim no later than fifteen (15) days after such claim or demand is first asserted. Such notice shall state in reasonable detail the amount or estimated amount of such Third-Party Claim, and shall identify the specific basis (or bases) for such Third-Party Claim, including the representations, warranties or covenants in this Agreement alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Thereafter, the indemnitee shall deliver to the indemnitor, without undue delay, copies of all notices and documents (including court papers received by the indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected, in the reasonable opinion of counsel, to have an adverse effect on the attorney-client or any other privilege that may be available to the indemnitee in connection therewith.

(b)    If a Third-Party Claim is made against an indemnitee and if (i) the indemnitor irrevocably admits to the indemnitee in writing its obligation to indemnify the indemnitee for all liabilities and obligations relating to such Third-Party Claim, (ii) no claim for injunctive relief is being made against the indemnitee, (iii) it is reasonably likely that the indemnitee will not suffer a Loss in excess of indemnitor’s indemnification obligations hereunder and (iv) the Third-Party Claim does not involve a Material Customer, Material Supplier, or a Governmental Authority, the indemnitor may elect to assume and control the defense thereof, at its expense, with counsel selected by the indemnitor that is reasonably acceptable to indemnitee by providing the indemnitee with notice within fifteen (15) days after the indemnitor’s receipt from the indemnitee of notice of the Third-Party Claim; provided, however, that the foregoing right of the indemnitor to elect to assume and control the defense of a Third-Party Claim shall not apply to, and, for the avoidance of doubt, the indemnitor may not elect to assume and control the defense of, any Third-Party Claim involving a Material Customer or Material Supplier. If the indemnitor assumes such defense, the indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnitor, it being understood that the indemnitor shall control such defense; provided, that indemnitee’s expenses of counsel shall be an indemnified Loss for purposes of this Article 9 if such counsel reasonably concludes that a conflict exists between indemnitee and indemnitor that cannot be waived. If the indemnitor is eligible to assume the defense of a Third-Party Claim pursuant to this Section 9.5.1 and the indemnitor elects not to assume such defense, the indemnitor shall reimburse the indemnitee for any Losses incurred by indemnitee in the defense of such Third-Party Claim.

(c)    If the indemnitor so assumes the defense of any Third-Party Claim, all of the indemnified parties shall reasonably cooperate with the indemnitor in the defense or prosecution thereof. Such cooperation shall include, at the expense of the indemnitor, the retention and (upon the indemnitor’s request) the provision to the indemnitor of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnitor has assumed the defense of a Third-Party Claim, (i) the indemnitee shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the indemnitor’s prior written consent (which consent shall not be unreasonably withheld or delayed); and (ii) the indemnitor shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim without the indemnitee’s prior written consent (which consent shall not be unreasonably withheld or delayed), provided that the indemnitee shall agree to any settlement, compromise or discharge of a Third-Party Claim which the indemnitor may recommend and which by its terms releases the indemnitee from any liability in connection with such Third-Party Claim without cost or expense and without any admission of violation, injunction or agreement to take or restrain from taking any material action.

9.5.2    Other Claims. In the event an indemnitee should have a claim against an indemnitor under this Agreement that does not involve a Third-Party Claim, the indemnitee shall deliver notice of such claim to the indemnitor promptly following discovery of any indemnifiable Loss. Such notice shall, to the extent known by the indemnitee at the time, state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances, to the extent known by the indemnitee at the time, which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached. Failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnitor shall have been actually prejudiced as a result of such failure. Upon receipt of any such notice, the indemnitor shall notify the indemnitee as to whether the indemnitor accepts liability for any Loss. If the indemnitor disputes its liability with respect to such claim, as provided above, the indemnitor and the indemnitee shall attempt to resolve such dispute in accordance with the terms and provisions of Section 11.4.

9.6    Pre-Closing Breaches; No Reimbursement. Sellers agree that, should they become liable for indemnification to any Buyer Indemnitee pursuant to Section 9.1, the Company shall not have any liability to Sellers for reimbursement, indemnification, subrogation or otherwise as a result of such breach, including any rights under any Contracts or the Company’s Organizational Documents.

9.7    Limitation of Remedies. Each party acknowledges and agrees that from and after the Closing, the sole and exclusive remedy with respect to any and all claims relating to this Agreement or the transactions contemplated hereby (other than Fraud Claims) shall be pursuant to the indemnification provisions set forth in this Article 9. All Claims for indemnification must be asserted in good faith and, to the extent applicable to such Claims, within the relevant time periods set forth in this Article 9.

9.8    Right of Offset. Notwithstanding any other provision of this Agreement to the contrary, Buyer may, in its sole discretion, offset and withhold against any amount payable by Buyer all or any portion of (a) the amount of any claim for indemnification made by a Buyer Indemnitee pursuant to Section 9.1, (b) any amounts owed by Sellers pursuant to Section 2.8.5, or (c) any Earn-Out Payment; provided, however, that Buyer shall comply with the procedures set forth in Section 9.4 hereof and if any such withheld amount is ultimately determined not to be owed to Buyer or such Buyer Indemnitee pursuant to such procedures, Buyer shall, promptly upon Buyer’s receipt of notice of such ultimate determination, pay such withheld amount to Sellers; provided, further, that Buyer shall be permitted to withhold any Earn-Out Payment during the pendency of the resolution of the applicable indemnification claim(s).

ARTICLE 10
Certain Definitions

When used in this Agreement, the following terms in all of their singular or plural tenses, cases and correlative forms shall have the meanings assigned to them in this Article 10, or elsewhere in this Agreement as indicated in this Article 10:

“1933 Act” means the Securities Act of 1933, as amended, and the regulations thereunder.

“Acquisition Balance Sheet” is defined in Section 4.5.1.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

“Agreement” means this Membership Interest and Asset Purchase Agreement, as may be amended from time to time.

“Authorized Action” is defined in Section 8.8.3.

“Business” means the business of designing, manufacturing and selling components machining parts from wrought, rounds, castings or extrusions and providing in-house anodizing and other finishing and assembly operations, and any other business conducted by the Company or the Asset Seller at any time during the two-year period prior to the Closing Date or at any time during the Non-Competition Period.

“Business Ancillary Agreements” is defined in Section 4.1.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in Cleveland, Ohio are authorized or obligated by law to close.

“Business Licensed Intellectual Property” means the Intellectual Property licensed to the Company or the Asset Seller by a third-party, but excluding any software that is generally commercially available.

“Business Owned Intellectual Property” means the Intellectual Property owned by the Company or the Asset Seller.

“Business Plan” means any Plan to which the Company or the Asset Seller contributes or contributed to, is or was a party to, is or was bound by or could reasonably be expected to have liability (whether known, accrued, absolute, contingent, liquidated or otherwise) with respect to, and under which managers, directors, officers, employees, independent contractors, consultants or other members of the workforce of the Company or the Asset Seller are or have been eligible to participate or derive a benefit.

“Business Related Person” is defined in Section 4.23.

“Business Released Parties” is defined in Section 8.4.

“Business Software” is defined in Section 4.15(l).

“Buyer” is defined in the preamble of this Agreement.

“Buyer Ancillary Agreements” is defined in Section 5.1.

“Buyer Indemnitees” is defined in Section 9.1.

“CARES Act” is defined in Section 4.7.5.

“Claims” is defined in Section 8.4.

“Closing” and “Closing Date” are defined in Article 7.

“Closing Certificate” is defined in Section 2.7.1.

“Closing Indebtedness” means the aggregate Indebtedness of the Company and the Asset Seller as of the Closing.

“Closing Working Capital” means the aggregate Working Capital of the Company and the Asset Seller as of 11:59 p.m. Eastern Standard Time on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” is defined in the recitals to this Agreement.

“Confidential Information” is defined in Section 8.7.2.

“Contracts” is defined in Section 4.16(a).

“Disclosure Schedules” means the disclosure schedules annexed hereto and made a part hereof.

“Disposal,” “Storage” and “Treatment” shall have the meanings assigned them in the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”) or any similar state or local Law, provided, however, that such terms shall be applied to all “Hazardous Materials,” not solely to “hazardous waste,” as defined in RCRA.

“Environmental Law” means any Law, Order or Permit issued to the Company or the Asset Seller relating to contamination, pollution or the protection of the environment, including, without limitation, soil, land surface or subsurface strata, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, drinking water supply, stream sediments, ambient or indoor air, plant and animal life and any other environmental medium or natural resource, or human health and safety or to the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation, Release or threatened Release of any Hazardous Material.

“Environmental Notice” is defined in Section 4.10.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means any Person, trade or business that, together with the Company or the Asset Seller, would be treated as a single employer under the terms of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Estimated Closing Indebtedness” is defined in Section 2.7.1.

“Estimated Closing Working Capital” is defined in Section 2.7.1.

“Estimated Purchase Price” is defined in Section 2.7.1.

“Estimated Selling Expenses” is defined in Section 2.7.1

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Adjustment Statement” is defined in Section 2.8.4.

“Final Post-Closing Adjustment” is defined in Section 2.8.4.

“Financial Statements” is defined in Section 4.5.1.

“Fraud Claims” means claims relating to fraud, criminal activity, bad faith, intentional misrepresentation or intentional misconduct.

“GAAP” means United States generally accepted accounting principles as in effect either from time to time as applied to periods prior to the Closing Date or as applied on the Closing Date, as applicable.

“Governmental Authority” means any domestic, foreign or multi-national federal, state, provincial, regional, municipal or local governmental or administrative authority, including any court, tribunal, agency, bureau, committee, board, regulatory body, administration, commission or instrumentality constituted or appointed by any such authority.

“Hazardous Material” means any chemical, substance, waste, material, pollutant, or contaminant, the use, management, handling, generation, importing, distribution, manufacturing, processing, production, recycling, reclaiming, Storage, Disposal, Treatment, transportation or Release of which is regulated under Law, or which is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Law, including any mixture or solution thereof, and specifically including: petroleum and all petroleum derivatives thereof or synthetic substitutes therefor (including, without limitation, crude oil or any fraction thereof, gasoline or diesel fuel, all forms of natural gas, and petroleum products, by-products or waste); polychlorinated biphenyls; asbestos and asbestos containing materials (whether friable or non-friable); lead and lead-based paint or other lead containing materials (whether friable or non-friable); urea formaldehyde; microbiological pollutants; batteries or liquid solvents or similar chemicals; radon gas; mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise; radioactive material or waste; and infectious waste, regardless of whether specifically listed or designated as a hazardous substance or hazardous waste under any Environmental Law.

“Inbound Licenses” is defined in Section 4.15.

“Indebtedness” means, as at any date of determination thereof (without duplication): (a) all obligations of the Company or the Asset Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (b) any indebtedness evidenced by any mortgage, note, bond, debenture or other debt security (including, without limitation, any notes related to the acquisition of a business by the Company or the Asset Seller); (c) letters of credit or surety bonds (but only to the extent such letters of credit or surety bonds have been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) any lease obligations required to be capitalized in accordance with GAAP; (e) all obligations for reimbursement then required to be made of any obligor on any banker’s acceptance, letters of credit or similar transactions; (f) all obligations for the deferred purchase price of property and all conditional sale obligations of the Company or the Asset Seller under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (g) any obligations with respect to the termination of any interest rate hedging or swap agreements; (h) any deferred revenue obligations and customer deposits; (i) all unpaid income Tax obligations of the Company for Pre-Closing Tax Periods; (j) all obligations of the type referred to in clauses (a) through (h) of any Person for the payment of which the Company is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; and (k) obligations of the type referred to in clauses (a) through (i) of other Persons secured by any Lien on any property or asset of the Company or the Asset Seller, but only to the extent of the value of the property or asset that is subject to such Lien.

“Indemnitee” and “Indemnitor” are defined in Section 9.5.1.

“Independent Accountants” is defined in Section 2.8.3.

“Intellectual Property” means all rights arising from or in respect of any of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing (collectively “Patents”), (b) Internet domain names, trademarks, service marks, service names, trade dress rights, trade names, brand names, slogans and logos and registrations and applications for registration thereof, together with all of the goodwill associated therewith (collectively, “Marks”), (c) copyrights (registered or unregistered) and registrations and applications for registration thereof, including copyrights in mask works and registrations and applications for registration thereof (“Copyrights”), (d) any intellectual property rights in computer software (specifically excluding (i) all commercially available software, and (ii) software embedded in computers, servers, smartphones and electronic equipment owned or leased by the Company or the Asset Seller), data, data bases and documentation thereof, and (e) trade secrets and other confidential and proprietary information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”).

“IRS” means the United States Internal Revenue Service.

“Law” means any common law decision and any federal, state, regional, local or foreign law, statute, ordinance, code, rule, regulation or Order, including, without limitation, the Foreign Corrupt Practices Act.

“Leased Real Property” means all real property leased by the Company or the Asset Seller, together with all improvements, buildings and fixtures located thereon and appurtenant rights and interests associated therewith.

“Leases” is defined in Section 4.12.1(b).

“Lien” means any lien, charge, mortgage, deed of trust, pledge, easement, encumbrance, security interest, adverse claim or any other title defect or restriction of any kind.

“Loss” or “Losses” means any and all losses, liabilities, damages, costs, expenses and penalties, actions, allegations, notices of violation, Taxes, and notices of liability and any claims in respect thereof (including, without limitation, amounts paid in settlement and reasonable costs of investigation and legal and accounting expenses).

“Material Adverse Effect” means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, has had or is reasonably likely to have, a material adverse change in or effect on the business, assets or condition (financial or otherwise) of the Company or the Asset Seller; provided, that no change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been a Material Adverse Effect, to the extent that such change, circumstance, effect, event or fact results from, arises out of, or relates to (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which the Company or the Asset Seller operates; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; or (c) any change in accounting requirements or principles imposed upon the Company or the Asset Seller or the business of either or any change in Law, or the interpretation thereof.

“Material Contracts” is defined in Section 4.16(b).

“Material Customers” is defined in Section 4.19.

“Material Suppliers” is defined in Section 4.19.

“Membership Interests” is defined in the recitals to this Agreement.

“Non-Competition Period” is defined in Section 8.7.3.

“Order” is defined in Section 4.17.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, or the operating agreement and the articles of organization or certificate of formation of a limited liability company; (d) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; (e) the declaration of trust and trust agreement of any trust; and (f) any amendment to any of the foregoing.

“Outbound Licenses” is defined in Section 4.15.

“Pay-Off Documents” is defined in Section 2.7.2.

“Permits” is defined in Section 4.11.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, if the underlying obligation is not delinquent or in dispute and appropriate reserves have been set aside in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business under which the Company or the Asset Seller is not in default; (c) Liens for current Taxes and utilities not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith, and, in connection therewith, appropriate reserves have been set aside in accordance with GAAP; (d) easements, covenants, rights-of-way and other similar restrictions or conditions of record acceptable to Buyer; and (e) zoning, building and other similar ordinances or restrictions imposed by applicable Laws; provided that, none of (d) and (e), individually or in the aggregate, materially impairs the use or value of any asset to which it or they relate.

“Person” means an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated association, a government or any agency, instrumentality or political subdivision of a government, or any other entity or organization.

“Plan” means (a) all employee benefit plans (as defined in Section 3(3) of ERISA), (b) all bonus (including transaction bonus), incentive compensation, equity or equity-based, equity appreciation right, phantom unit, restricted unit, performance unit, employee stock ownership, stock purchase, deferred compensation, change in control, employment, noncompetition, nondisclosure, vacation, holiday, sick leave, retention, severance, retirement, savings, pension, money purchase, target benefit, cash balance, excess benefit, supplemental executive retirement, profit sharing, life insurance, cafeteria (Section 125), adoption assistance, dependent care assistance, voluntary employees beneficiary, multiple employer welfare, medical, dental, vision, severance, change in control, multiple employer welfare, supplemental unemployment compensation, accident, disability, fringe benefit, welfare benefit, paid time off, employee loan, and salary continuation plans, programs, policies, agreements, arrangements, commitments, practices, contracts, associations and understandings (written or unwritten) including, without limitation, any trust, escrow or other agreement related thereto and any similar plans, programs, policies, agreements, arrangements, commitments, practices, contracts and understandings (written or unwritten), and (c) all employee benefit plans pursuant to foreign Laws.

“Post-Closing Tax Period” means any taxable period that begins after the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that begins after the Closing Date shall constitute a Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date; in the case of a Straddle Period, the portion of the Straddle Period that ends on and includes the Closing Date shall constitute a Pre-Closing Tax Period.

“Pre-Closing Tax Returns” is defined in Section 8.6.1.

“Preliminary Adjustment Statement” is defined in Section 2.8.1.

“Preliminary Post-Closing Adjustment” is defined in Section 2.8.1.

“Product Liability Claim” is defined in Section 4.18(b).

“Purchase Price” is defined in Section 2.2.

“Release” means any direct or indirect release, spill, pumping, pouring, emission, emptying, discharge, dispersal, injection, placing, escape, leaking, leaching, migration, dumping, deposit or Disposal on or into any building, facility or the environment, whether intentional or unintentional, known or unknown.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., RCRA and other comparable Laws, whether the activities are those that might be taken by a Governmental Authority or those that a Governmental Authority might seek to require of third parties under “removal,” “remedial” or other “response” actions.

“Repaid Closing Indebtedness” is defined in Section 2.7.1(b).

“Seller” and “Sellers” are defined in the preamble of this Agreement.

“Seller Ancillary Agreements” is defined in Section 3.1.

“Seller Indemnitees” is defined in Section 9.3(e).

“Sellers’ Account” is defined in Section 2.7.1.

“Sellers’ Representative” is defined in the preamble of this Agreement.

“Selling Expenses” means any and all (whether or not disclosed): (a) unpaid costs, fees and expenses of outside professionals incurred by Sellers or the Company in connection with the consummation of the transactions contemplated hereby, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses (including such fees and expenses payable to Sellers or their Affiliates); (b) the amount of any unpaid director or management fees or expenses related to the period of time prior to and including the Closing Date (whether accrued or unaccrued); (c) unpaid change in control, phantom equity, severance payment or other similar obligations of the Company, including, without limitation, under any agreement with any employee, director, officer, consultant or customer of the Company, that provides for any payment arising from the transactions contemplated by this Agreement; and (d) Transaction Employment Taxes.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, FICA, withholding, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or unclaimed property or other tax assessment or charge of any kind whatsoever imposed by any Taxing Authority, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person by reason of contract (whether written or oral), assumption, transferee liability, operation of law, Section 1.1502-6 of the Treasury regulations (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Matter” is defined in Section 8.6.4.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority with respect to Taxes.

“Taxing Authority” means any domestic or foreign national, state, provincial, multi-state or municipal or other local executive, legislative or judicial government, court, tribunal, official, board, subdivision, agency, commission or authority thereof, or any other governmental body exercising any regulatory or taxing authority thereunder having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Third-Party Claim” is defined in Section 9.5.1.

“To Sellers’ Knowledge” means (a) the actual knowledge of each of the Sellers or (b) the knowledge that such individuals would have after reasonable inquiry of (i) the Company’s or the Asset Seller’s books and records; and (ii) such individual’s direct reports.

“Transaction Employment Taxes” means the employer portion of all social security, Medicare, unemployment, and other similar employment Taxes that the Company incurs with respect to the payment of the Selling Expenses.

“Transfer Taxes” is defined in Section 8.6.5.

“Ultimate Parent” means Crawford United Corporation, an Ohio corporation and the ultimate parent company of the Buyer.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and the regulations thereunder.

“Working Capital” means, in each case, (a) the sum of the Company’s and the Asset Seller’s current assets specifically listed by account on the sample calculation of Working Capital set forth on Exhibit A attached hereto, minus (b) the sum of the Company’s and the Asset Seller’s current liabilities specifically listed by account on the sample calculation of Working Capital set forth on Exhibit A attached hereto, in all cases calculated in accordance with GAAP, subject to the Accounting Principles and Policies, as of 11:59 p.m. Eastern Standard Time.

“Working Capital Target” means an amount equal to Seven Hundred Forty-Five Thousand Dollars ($745,000).

ARTICLE 11
Construction; Miscellaneous Provisions

11.1    Notices. Any notice to be given or delivered pursuant to this Agreement shall be ineffective unless given or delivered in writing, and shall be given or delivered in writing as follows:

(a)	If to Buyer, to:	MTA Acquisition Company, LLC c/o Crawford United Corp. 10514 Dupont Avenue Cleveland, Ohio 44108 Attention: Brian Powers E-mail: bpowers@crawfordunited.com

	With a copy to:	Calfee, Halter & Griswold LLP 1405 East Sixth Street Cleveland, Ohio 44114 Attention: Terrence F. Doyle E-mail: tdoyle@calfee.com

(b)	If to Sellers’ Representative or Sellers:
Kevin Curtis 5 Ridge Top Humacao, PR 00791

	With a copy to:	McCollom D’Emilio Smith Uebler LLC 2751 Centerville Road, Suite 401 Wilmington, Delaware 19808 Attention: Daniel P. McCollom E-mail: dmccollom@mdsulaw.com or in any case, to such other address for a party as to which notice shall have been given to Buyer and Sellers’ Representative in accordance with this Section 11.1. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by electronic mail, if electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

11.2    Entire Agreement. This Agreement, the Disclosure Schedules and the Exhibits hereto constitute the exclusive statement of the agreement among the parties hereto concerning the subject matter hereof, and supersede all other prior agreements, oral or written, among or between any of the parties hereto concerning such subject matter. All negotiations among or between any of the parties hereto are superseded by this Agreement, the Disclosure Schedules and the Exhibits hereto, and there are no representations, warranties, promises, understandings or agreements, oral or written, in relation to the subject matter hereof among or between any of the parties hereto other than those expressly set forth or expressly incorporated herein.

11.3    Modification. No amendment, modification, or waiver of this Agreement or any provision hereof, including the provisions of this sentence, shall be effective or enforceable as against a party hereto unless made in a written instrument that specifically references this Agreement and that is signed by the party waiving compliance.

11.4    Jurisdiction and Venue. Each party hereto agrees that any claim relating to this Agreement shall be brought solely in a state or federal court of competent jurisdiction located in Cuyahoga County, Ohio, and all objections to personal jurisdiction and venue in any action, suit or proceeding so commenced are hereby expressly waived by all parties hereto. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 11.1 of this Agreement, and service so made shall be complete as stated in such Section. Sellers expressly acknowledges the notice and service of process to Sellers’ Representative for each of them in accordance with Section 11.1 and this Section 11.4.

11.5    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

11.6    Headings. The Article and Section headings used in this Agreement are intended solely for convenience of reference, do not themselves form a part of this Agreement, and may not be given effect in the interpretation or construction of this Agreement.

11.7    Number and Gender; Inclusion. Whenever the context requires in this Agreement, the masculine gender includes the feminine or neuter, the feminine gender includes the masculine or neuter, the neuter gender includes the masculine or feminine, the singular number includes the plural, and the plural number includes the singular. In every place where it is used in this Agreement, the word “including” is intended and shall be construed to mean “including, without limitation.”

11.8    Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature shall be deemed an original for purposes of this Agreement.

11.9    Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except in respect of Article 9, as it relates to the Buyer Indemnitees and the Seller Indemnitees who are not otherwise parties to this Agreement.

11.10    Time Periods. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a U.S. federal legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day.

11.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the choice-of-laws or conflicts-of-laws provisions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Membership Interest Purchase Agreement as of the date first written above.

BUYER: MTA ACQUISITION COMPANY, LLC

By:

Its:

SELLERS’ REPRESENTATIVE:
Kevin Curtis

SELLERS:

Kevin Curtis

Stacy Curtis

MACHINING TECHNOLOGY L.L.C.

By:

Its:

Exhibit A

Sample Working Capital

February 26,
2021

Accounts Receivable	$1,058,458.82
Inventory	$-
Prepaid Expenses	$1,035.77
Total Current Assets	$1,059,494.59

Current Liabilities	$502,569.97
Total Current Liabilities	$502,569.97

Estimated Working Capital	$556,924.62

Target Working Capital	$745,000.00